Exhibit 2.1

EXECUTION COPY

Attorney Work Product/Privileged and Confidential

SHARE EXCHANGE AGREEMENT

BY AND AMONG

BAY PEAK 1 OPPORTUNITY CORP. AND ITS PRINCIPAL SHAREHOLDER

AND

HONGRI INTERNATIONAL HOLDINGS LIMITED AND ITS SHAREHOLDERS

DATED: March 11, 2011

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Schedule 3.3	OWNERSHIP OF COMPANY SHARES
Schedule 3.5	BROKERS OR FINDERS OF THE COMPANY SHAREHOLDERS
Schedule 3.9	COMPANY SHAREHOLDERS AND BUSINESS ADDRESS OF THE COMPANY SHAREHOLDERS
Schedule 4.1	ORGANIZATIONAL QUALIFICATION
Schedule 4.7	CAPITALIZATION OF THE COMPANY
Schedule 4.8	CAPITALIZATION OF THE NON-PRC SUBSIDIARY
Schedule 4.9	CAPITALIZATION OF HONGRI FUJIAN
Schedule 4.11	COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS
Schedule 4.13	BROKERS OR FINDERS OF THE COMPANY
Schedule 4.14	TITLE TO AND CONDITION OF PROPERTIES
Schedule 4.15	NO UNDISCLOSED EVENTS
Schedule 4.16	COMPANY OFFICERS AND DIRECTORS
Schedule 4.19	INSURANCE OF THE COMPANY
Schedule 4.20	COMPANY – CERTAIN CHANGES
Schedule 4.21	COMPANY CONTRACTS
Schedule 4.29	COMPANY LICENSES
Schedule 4.30	COMPANY INTERESTED PARTY TRANSACTIONS
Schedule 4.32	COMPANY INTELLECTUAL PROPERTY
Schedule 4.33	COMPANY FINANCIAL STATEMENTS
Schedule 4.35	COMPANY ACCOUNTANTS
Schedule 4.37	BUSINESS RECORDS AND DUE DILIGENCE
Schedule 4.39	STOCK OPTION PLANS
Schedule 5.1	NAME USED BY ACQUIROR COMPANY
Schedule 5.3	ORGANIZATIONAL DOCUMENTS
Schedule 5.8	ACQUIROR COMPANY CAPITALIZATION, ETC.
Schedule 5.15	PRIOR OPERATIONS OF ACQUIROR COMPANY
Schedule 5.16	ACQUIROR COMPANY INSURANCE
Schedule 5.17	ACQUIROR COMPANY – CERTAIN CHANGES
Schedule 5.20	ACQUIROR COMPANY EMPLOYEES, ETC.
Schedule 5.21	ACQUIROR COMPANY OFFICERS AND DIRECTORS
Schedule 5.31	ACQUIROR COMPANY INTERESTED PARTY TRANSACTIONS
Schedule 5.33	ACQUIROR COMPANY BANK ACCOUNTS, ETC.
Schedule 5.38	ACQUIROR COMPANY AUDITOR
Schedule 5.40	STOCK OPTION PLANS; EMPLOYEE BENEFITS
Schedule 6.7	ACQUIROR COMPANY PRINCIPAL SHAREHOLDER – ADDRESSES
Schedule 8.7	BYLAW AMENDMENTS
Schedule 8.16	POST-CLOSING CAPITALIZATION
Schedule 8.20	RELEASES

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Share Exchange Agreement

This Share Exchange Agreement, dated as of March ___, 2011, is made by and among Bay Peak 1 Opportunity Corp., a Nevada corporation (the “Acquiror Company”), Cory Roberts (“Roberts”), David Steele (“Steele”) and Christopher E. Jensen (“Jensen” and collectively with Roberts and Steele the “Acquiror Company Principal Stockholders”), each of the persons listed as Company Shareholders on Schedule 3.9 hereto (each a “Company Shareholder” and collectively, the “Company Shareholders”), and Hongri International Holdings Limited, a British Virgin Islands company (the “Company”).

Background

WHEREAS, the Acquiror Company wishes to acquire all of the Company Shares (as defined below) and the Company Shareholders are willing to transfer all of the Company Shares, which shares constitute 100% of the issued and outstanding shares of the Company, in exchange for a number of shares of Acquiror Company Common Stock (as defined below) determined pursuant to section 2.1 hereof on the terms and conditions as set forth herein;

WHEREAS, in connection with the execution of this Agreement the Acquiror Company will enter into the Financing, pursuant to which it will raise between US$5,000,000 and US$10,000,000 by issuing shares of Acquiror Company Common Stock to investors; and

WHEREAS, in connection with the execution of this Agreement and as partial consideration for the parties executing this Agreement, simultaneous with Initial Closing the Acquiror Company will enter into the Acquiror Company Make Good Side Letter and the Acquiror Company Warrant Side Letter ; and

WHEREAS, the board of directors of each of the Acquiror Company and the Company has determined that it is desirable to effect the share exchange transaction contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this ARTICLE I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Accredited Investor” has the meaning set forth in Regulation D under the Securities Act.

“Acquiror Company” has the meaning set forth in the Preamble.

“Acquiror Company Board” means the board of directors of the Acquiror Company.

“Acquiror Company Common Stock” means the Acquiror Company’s common stock, US$0.0001 par value per share.

“Acquiror Company Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, of the Acquiror Company.

“Acquiror Company Indemnified Party” has the meaning set forth in Section 9.2.

“Acquiror Company Make Good Side Letter ” means that certain Investor Make Good Side Letter Agreement entered by and among the Company, certain Persons acquiring Acquiror Company Common Stock in the Financing, the Company Shareholders and certain other parties thereto.

“Acquiror Company Permits” has the meaning set forth in Section 5.30.

“Acquiror Company Principal Stockholders” has the meaning set forth in the Preamble.

“Acquiror Company Warrant Side Letter ” means the side letter agreement entered by and among the Company and the Acquiror Company Principal Stockholders (or their designees), dated as of the Initial Closing Date.

“Advisor Shares” has the meaning set forth in Section 10.15.

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the indicated Person.

“Agreement” means this Share Exchange Agreement, including all Schedules and Exhibits hereto, as this Share Exchange Agreement may be from time to time amended, modified or supplemented.

“Applicable Survival Period” has the meaning set forth in Section 9.1.

“Bay Peak” means Bay Peak, LLC, a California limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” or “SEC” means the United States Securities and Exchange Commission or any other federal agency then administering the Securities Act.

“Company” means for purposes of this Agreement (including, without limitation, the representations and warranties set forth in Article III and the indemnification obligations set forth in Article IX) Hongri International Holdings Limited, together with all of the Company Subsidiaries, unless the context expressly requires a reference to only Hongri International Holdings Limited.

“Company Balance Sheet” means the consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2010.

“Company Board” means the board of directors of the Company.

“Company Contract” means any and all agreements, contracts, arrangements, leases, commitments or otherwise, to which the Company is a party or by which the assets of the Company are bound involving amounts in excess of US$50,000.

“Company Indemnified Party” has the meaning set forth in Section 9.3.

“Company Shareholder” has the meaning set forth in the Preamble.

“Company Shares” means the 20,000 issued and outstanding ordinary shares, US$1.00 par value, of the Company.

“Company Subsidiaries” means all of the direct and indirect Subsidiaries of the Company, including, without limitation, Roller Rome, France Cock, Hongri Fujian and Vast Billion.

“Environmental Laws” means any and all Laws which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

“Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same will then be in effect.

“Equity Security” means any stock (whether capital stock or otherwise), equity or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock, equity or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of stock, equity or similar security, or any such warrant or right.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Exchange Shares” means the Acquiror Company Common Stock being issued to the Company Shareholders pursuant Section 2.1.

“Exhibits” means the exhibits referred to and identified in this Agreement.

“Financial Advisor Agreement” means the Financial Advisory Agreement, by and between Bay Peak and the Company, dated as of December 10, 2010.

“Final Financing Closing Date” has the meaning set forth in Section 2.2.

“Financing” means a capital raise of gross proceeds of a minimum of US$5 million and a maximum of US$10 million by the Acquiror Company upon issuance of shares of Acquiror Company Common Stock.

“Financing Purchase Agreement” means the Common Stock Purchase Agreement, dated on or about the date hereof, by and among the Acquiror Company and the investors noted on the signature pages thereto.

“Financing Proceeds” has the meaning set forth in Section 2.1.

“FINRA” means the Financial Industry Regulatory Authority.

“France Cock” means France Cock (China) Limited, a Hong Kong company, which is 100% directly owned by the Company.

“GAAP” means, with respect to any Person, United States generally accepted accounting principles applied on a consistent basis with such Person’s past practices.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

“Group Companies” means the Company, the Non-PRC Subsidiaries and Hongri Fujian.

“Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant, biohazardous, a medical waste, or otherwise a danger to health, safety, reproduction or the environment.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so called electronic waste fees) and compliance with any product take back or product content requirements.

“Hongri Fujian” means Hongri (Fujian) Sport Goods Co., Ltd., a PRC limited company. The Company has determined in accordance with Accounting Standards Codification Topic 810 “Consolidation” (previously Financial Accounting Standards Board Interpretation No. 46(R)) that Roller Rome is deemed to be the primary beneficiary of Hongri Fujian.

“Indebtedness” means any obligation, contingent or otherwise, including without limitation, any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

“Indemnified Party” has the meaning set forth in Section 9.5(a). “Indemnifying Party” has the meaning set forth in Section 9.5(a). “Initial Closing” has the meaning set forth in Section 2.3.

“Initial Closing Date” has the meaning set forth in Section 2.3.

“Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, instructions, designs, compounds, patterns, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

“Jensen” has the meaning set forth in the Preamble.

“Knowledge” means with respect to any Person (a) the actual knowledge of such Person of the fact or other matter, or (b) the knowledge of a fact or other matter that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any term served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

“Legal Requirement” means any federal, national, state, provincial, municipal, local, foreign, international, multinational or other Order or Law and all requirements set forth in applicable agreements, contracts, arrangements, leases or commitments.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

“Losses” means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, diminution in value, deficiencies, payments, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, including without limitation legal expenses, including the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

“Material Adverse Effect” means, when used with respect to the relevant party, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of such party, in each case taken as a whole or (b) materially impair the ability of the such party, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement or (ii) changes in regulatory conditions applicable to the Company.

“Money Laundering Laws” has the meaning set forth in Section 4.41.

“Non-PRC Subsidiaries” means France Cock, Roller Rome and Vast Billion.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

“Ordinary Course of Business” means an action taken by a Person only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors or stockholders (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement or the memorandum and articles of association of a limited liability company; (e) any other document performing a similar function to the documents specified in clauses (a), (b), (c) or (d) adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

“PRC” means the People’s Republic of China, excluding Taiwan, Hong Kong and Macau.

“Providing Party” has the meaning set forth in Section 12.3(b).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

“Regulation D” means Regulation D promulgated under the Securities Act, as amended, and as it may be further amended.

“Regulation S” means Regulation S promulgated under the Securities Act, as amended, and as it may be further amended.

“Roberts” has the meaning set forth in the Preamble.

“Roller Rome” means Roller Rome Limited, a British Virgin Islands limited liability company, which is 100% directly owned by the Company.

“Rule 144” means Rule 144 under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Schedules” means the several schedules referred to and identified herein, setting forth certain disclosures, exceptions and other information, data and documents referred to at various places throughout this Agreement. The Schedules may be updated one or more times prior to the Initial Closing Date and the delivery of such updated Schedules shall be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such variance or inaccuracy and none of the Acquiror Company, the Acquiror Company Principal Stockholders, the Company Principal Shareholder or the Company shall have any claim (whether for indemnification or otherwise) against any other party for any such variance or inaccuracy; provided that any such updated Schedules containing any change that would result in any Material Adverse Effect shall not cure any misrepresentation or breach of warranty of the Acquiror Company, the Acquiror Company Principal Stockholders, the Company Principal Shareholder or the Company. Any information disclosed in a Schedule by a party shall be deemed to be disclosed by such party and incorporated in any other section of the Agreement or Schedule where such disclosure would be reasonably apparent on the face of such disclosure.

“Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

“Share Exchange” has the meaning set forth in Section 2.1.

“Steele” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body, or (c) has determined in accordance with Accounting Standards Codification Topic 810 “Consolidation” (previously Financial Accounting Standards Board Interpretation No. 46(R)) it is the primary beneficiary.

“Tax Return” means any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

“Third Party Claim” has the meaning set forth in Section 9.5(b).

“Transaction Documents” means, collectively, this Agreement, the Acquiror Company Make Good Side Letter, the Acquiror Company Warrant Side Letter and all other agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

“U.S.” means the United States of America.

“Vast Billion” means Vast Billion Investment Limited, a Hong Kong limited company.

ARTICLE II
EXCHANGE OF SHARES AND SHARE CONSIDERATION

Section 2.1 Share Exchange. The Company Shareholders hereby agree to transfer the Company Shares, representing all of the issued and outstanding shares of the Company, to the Acquiror Company and, in consideration therefor, subject to Sections 2.3 and 2.4, the Acquiror Company shall issue to the Company Shareholders a number of shares of Acquiror Company Common Stock determined in accordance with the following formula (the “Share Exchange”), provided that such number of shares shall be rounded to the nearest whole share:

Number of Shares	=	(A) 18,393,836 minus (B) (i) (I) the aggregate amount of proceeds raised by the Company in the Financing (including any proceeds raised in closings subsequent to the Initial Closing) (the “Financing Proceeds”) divided by (II) (x) $45,000,000 plus (y) the Financing Proceeds, multiplied by (ii) 19,993,300.

As an example, if an aggregate of $5,000,000 in proceeds are raised in the Financing, then the number of Exchange Shares that will be issued to the Company Shareholders in exchange for the Company Shares in the Share Exchange shall be 16,394,506, calculated as follows:

Number of Shares	=	(18,393,836 – ((($5,000,000/($45,000,000 + $5,000,000)) x 19,993,300) = 16,394,506

Step 1 – $45,000,000 + $5,000,000 = $50,000,000
Step 2 – $5,000,000 / $50,000,000 = 10.0%
Step 3 – 10.0% X 19,993,300 = 1,999,330
Step 4 – 18,393,836 – 1,999,330 = 16,394,506

As a further example, the following chart illustrates the number of shares that would be distributed to the Company Shareholders and the investors in the Financing pursuant to the Financing Purchase Agreement and based on Financing Proceeds at the given amounts (without giving effect to rounding):

Financing Proceeds	Shares of Company Shareholders	Shares to the Financing Investors
$5,000,000	16,394,506	1,999,330
$6,000,000	16,041,684	2,352,152
$7,000,000	15,702,431	2,691,405
$8,000,000	15,375,980	3,017,856
$9,000,000	15,061,620	3,332,216
$10,000,000	14,758,691	3,635,145

The Company Shareholders shall each be entitled to their pro rata share of Exchange Shares issued in the Share Exchange, based on their relative ownership of the Company Shares.

Section 2.2 Financing. The parties hereto acknowledge that in connection with the Share Exchange, the Acquiror Company is conducting the Financing and that the Acquiror Company Common Stock issued in the Financing will be issued in one or more closings after the Initial Closing Date. The parties hereto agree that the proceeds raised in the Financing shall only be coordinated by the Acquiror Company Principal Stockholders (or their designees) and the aggregate proceeds from the Financing shall not exceed US$10 million. The final closing of the Financing shall be completed by and through March 31, 2011 (the “Final Financing Closing Date”). The parties hereto agree that any sale and issuance of Acquiror Company Common Stock in connection with the Share Exchange shall be made pursuant to the terms and conditions set forth in the Financing Purchase Agreement. The Acquiror Company, the Company and the Company Shareholders agree they will take no action to terminate or materially modify the terms of the Financing Purchase Agreement and will use their best efforts to take all actions necessary to consummate the Financing, including, without limitation, issuance of share certificates (or book entry shares), execution of board and shareholder consents, and provision of Acquiror Company books and records (subject to customary confidentiality restrictions).

Section 2.3 Closing and Delivery .

(a) The initial closing of the Share Exchange (the “Initial Closing”) will occur at 10:00 am local time at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2475 Hanover Street, Palo Alto, CA 94304-1114 on the second business day following satisfaction or waiver of the closing conditions set forth in ARTICLE VII and ARTICLE VIII or such other date and time as the parties may mutually agree (the “Initial Closing Date”).

(b) At the Initial Closing, the Company Shareholders will be issued an aggregate of 14,758,690 shares of Acquiror Company Common Stock. Within two business days of the Final Financing Closing Date, the Acquiror Company shall issue any additional shares remaining to be delivered to the Company Shareholders pursuant to Section 2.1.

(c) To facilitate the Share Exchange, at the Initial Closing the Company Shareholders shall surrender to the Acquiror Company the certificates representing the Company Shares.

Section 2.4 Withholding The Acquiror Company shall be entitled to deduct and withhold from the Exchange Shares otherwise issuable to each of the Company Shareholders pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of any applicable payment under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Company Shareholder in respect of which such deduction and withholding was made.

Section 2.5 Section 368 Reorganization . For U.S. federal income Tax purposes, the Share Exchange is intended to constitute a “reorganization” within the meaning of Section 351 and/or 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368 -2(g) and 1.368 -3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Share Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Initial Closing Date has or may have on any such reorganization status. The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 351 and/or 368 of the Code.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

The Company Shareholders hereby, jointly and severally, represent and warrant to the Acquiror Company, the Acquiror Company Principal Stockholders and the Company as follows, as of the date hereof and as of the Initial Closing Date:

Section 3.1 Authority. The Company Shareholders have all requisite authority and power and full legal capacity, to enter into this Agreement and each of the Transaction Documents to which the Company Shareholders are a party and to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Company Shareholders are a party, and to perform their obligations under this Agreement and each of the Transaction Documents to which the Company Shareholders are a party. The execution, delivery and performance by the Company Shareholders of this Agreement and each of the Transaction Documents to which the Company Shareholders are a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company Shareholder, this Agreement and the Transaction Documents to which the Company Shareholders are a party constitutes the legal, valid and binding obligation of each Company Shareholder, enforceable against such Company Shareholder in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 3.2 No Conflict. Neither the execution or delivery by the Company Shareholders of this Agreement or any Transaction Document to which the Company Shareholders are a party, nor the consummation or performance by the Company Shareholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Company Shareholders are a party or by which their properties or assets are bound; (b) contravene, conflict with, or result in a violation of, any Law or Order to which the Company Shareholders, or any of their properties or assets may be subject; or (c) require the consent of any Person or Governmental Authority.

Section 3.3 Ownership of Company Shares. Except as disclosed on Schedule 3.3 hereto, the Company Shareholders own, of record and beneficially, and have good, valid and indefeasible title to and the right to transfer to the Acquiror Company pursuant to this Agreement, all of the Company Shares as set forth on Schedule 3.3 hereto, free and clear of any and all Liens and restrictions. The Company Shares represent all of the issued and outstanding equity interests (including any securities convertible into equity securities) of the Company. There are no options, rights, voting trusts, shareholder agreements or any other contracts or understandings to which the Company Shareholders are a party or by which the Company Shareholders or Company Shares held by the Company Shareholders are bound with respect to the issuance, sale, transfer, voting or registration of the Company Shares. At the Initial Closing Date, the Acquiror Company will acquire good, valid and marketable title to the Company Shares held by the Company Shareholders, free and clear of any and all Liens and restrictions.

Section 3.4 Litigation. There is no pending Proceeding against the Company Shareholders, including but not limited to, any Proceeding that involves the Company Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or any other Transaction Document and, to the Knowledge of the Company Shareholders, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 3.5 No Brokers or Finders. Except as disclosed in Schedule 3.5, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company Shareholders, nor, to the Knowledge of the Company Shareholders any other Person, for any commission, fee or other compensation as a finder or broker, or in any similar capacity relating to the transactions contemplated by the Transaction Documents.

Section 3.6 Acknowledgments and Agreements. Neither of the Company Shareholders is a “U.S. Person” as defined by Regulation S and is not acquiring the Exchange Shares for the account or benefit of a U.S. Person. Neither of the Company Shareholders was in the United States at the time the offer to purchase the Exchange Shares was received and was not in the United States at the time the decision to invest was made. Each of the Company Shareholders acknowledges that the Exchange Shares are “restricted securities” within the meaning of the Securities Act and will be issued to the Subscriber in accordance with Regulation S. Each of the Company Shareholders agrees not to engage in hedging transactions with regard to the Exchange Shares unless in compliance with the Securities Act. Each of the Company Shareholders agrees that the Acquiror Company will refuse to register any transfer of the Exchange Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, pursuant to an available exemption from registration, or pursuant to this Agreement. Each of the Company Shareholders agrees to resell the Exchange Shares only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration pursuant to the Securities Act. The Company Shareholders understand that the Exchange Shares are being offered and sold to them in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Company Shareholders set forth in this Agreement, in order that the Acquiror Company may determine the applicability and availability of the exemptions from registration of the Exchange Shares on which the Acquiror Company is relying.

Section 3.7 Legends. It is understood that the certificates for the Exchange Shares issued to the Company Shareholders will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY U.S. STATE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY REGULATION S. NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE U.S. STATE SECURITIES LAWS OR (2) PURSUANT TO REGULATION S OR ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE U.S. STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE U.S. STATE SECURITIES LAWS.

Section 3.8 Additional Legend. Any certificates for the Exchange Shares issued to the Company Shareholders will bear any legend required by the “blue sky” laws of any U.S. state to the extent such laws are applicable to the securities represented by the certificate so legended.

Section 3.9 Investor Status. Each of the Company Shareholders has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect its interests in connection with the transactions contemplated by this Agreement. Each of the Company Shareholders has consulted, to the extent that it has deemed necessary, with its Tax, legal, accounting and financial advisors concerning its investment in the Exchange Shares. Each of the Company Shareholders understands the various risks of an investment in the Exchange Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Exchange Shares. Each of the Company Shareholders represents that its address is set forth in Schedule 3.9 hereto.

Section 3.10 Access to Information. Each of the Company Shareholders has been furnished during the course of the transactions contemplated by this Agreement and the Transaction Documents with all public information regarding the Acquiror Company that it has requested and all such public information is sufficient for such persons to evaluate the risks of investing in the Exchange Shares. Each of the Company Shareholders has been afforded the opportunity to ask questions of and receive answers from the Acquiror Company concerning the Acquiror Company and the terms and conditions of the issuance of the Exchange Shares. Neither of the Company Shareholders is relying on any representations or warranties concerning the Acquiror Company made by the Acquiror Company or any officer, employee or agent of the Acquiror Company, other than those contained in this Agreement.

Section 3.11 Purpose of Investment. Each of the Company Shareholders is acquiring the Exchange Shares for its own account, for investment and not with a view to the distribution or resale of any part thereof to others. Each of the Company Shareholders understands and acknowledges that the Acquiror Company is under no obligation to register the Exchange Shares for sale under the Securities Act.

Section 3.12 Absence of Regulatory Review. Each of the Company Shareholders acknowledges that the Exchange Shares have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Acquiror Company that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and each of the Company Shareholders, jointly and severally, represent and warrant to the Acquiror Company and the Acquiror Company Principal Stockholders as follows, as of the date hereof and as of the Initial Closing Date:

Section 4.1 Organization and Qualification. The Company is duly incorporated and validly existing under the laws of the British Virgin Islands, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, and to enter into this Agreement and each of the other Transaction Documents to which it is a party, to carry out the provisions hereof, except where the failure to be so organized, existing and in good standing or to have such authority or power will not have a Material Adverse Effect. The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification, licensing or domestication necessary, except where the failure to be so qualified, licensed or domesticated will not cause a Material Adverse Effect. Schedule 4.1 sets forth a true, correct and complete list of the Company’s and the Company Subsidiaries’ jurisdictions of organization and each other jurisdiction in which the Company and the Company Subsidiaries presently conduct their businesses or own, hold and operate their properties and assets. The Company and the Company Subsidiaries have not conducted business under or otherwise used for any purpose any fictitious name, assumed name, trade name or other name, other than KBS, Keep Best State and Hongri (Fujian) Sport Goods Co., Ltd. (an English translation).

Section 4.2 Subsidiaries.

(a) The Company does not own directly or indirectly, any Equity Securities or debt securities in any Person, except France Cock, Roller Rome, Hongri and Vast Billion.

(b) France Cock is duly organized, validly existing and in good standing under the laws of Hong Kong, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not cause a Material Adverse Effect. The Company owns 100% of the Equity Securities of France Cock free and clear of any Liens or restrictions.

(c) Roller Rome is duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not cause a Material Adverse Effect. The Company owns 100% of the Equity Securities of Roller Rome free and clear of any Liens or restrictions.

(d) Hongri Fujian is duly organized, validly existing and in good standing under the laws of the PRC, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not cause a Material Adverse Effect. Vast Billion owns 100% of the Equity Securities of Hongri Fujian free and clear of any Liens or restrictions

(e) Vast Billion is duly organized, validly existing and in good standing under the laws of Hong Kong, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not cause a Material Adverse Effect. The Company owns 100% of the Equity Securities of Vast Billion free and clear of any Liens or restrictions.

Section 4.3 Organizational Documents. The Organizational Documents of the Company and the Company Subsidiaries as provided in the Officer’s Certificate to be delivered pursuant to Section 7.4(b) and no action has been taken to amend or repeal such Organizational Documents. Neither the Company nor any of the Company Subsidiaries is in violation or breach of any of the provisions of its respective Organizational Documents, except for such violations or breaches as, in the aggregate, will not cause a Material Adverse Effect.

Section 4.4 Authorization and Validity of this Agreement. The Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the other Transaction Documents to which the Company is a party, to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents to which the Company is a party, to perform its obligations under this Agreement and each of the other Transaction Documents to which the Company is a party, and to record the transfer of the Company Shares and the delivery of the new certificates representing the Company Shares registered in the name of the Acquiror Company. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which the Company is a party have been duly authorized by all necessary corporate action and do not require from the Company Board or the Company Shareholders any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Company of this Agreement and each of the Transaction Documents to which the Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

Section 4.5 No Violation. Neither the execution nor the delivery by the Company of this Agreement or any Transaction Document to which the Company is a party, nor the consummation or performance by the Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company or any resolution adopted by the board of directors or stockholders of the Company or any of the Company Subsidiaries; (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien or restriction under, any agreement or instrument to which the Company is a party or by which any of the properties or assets of the Company are bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Company, or any of the properties or assets owned or used by the Company, may be subject; (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Company or (e) result in the imposition of any material Lien upon or with respect to any of the assets owned by the Company or used in the business and operation of the Company, except, in the case of clause (b), (c), (d) or (e) for any such contraventions, conflicts, violations, or other occurrences as would not cause a Material Adverse Effect. The Company has delivered to the Acquiror Company accurate and complete (through the date hereof) copies of: (i) the stock records of the Company and each of the Company Subsidiaries; and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company and the Company Subsidiaries, the board of directors of the Company and the Company Subsidiaries and all committees of the board of directors of the Company and the Company Subsidiaries. There have been no formal meetings held, or corporate actions taken other than in the Ordinary Course of Business, by the shareholders of the Company or the Company Subsidiaries, the board of directors of the Company or the Company Subsidiaries or any committee of the board of directors of the Company or the Company Subsidiaries that are not fully reflected in the documents described in clauses (i) and (ii) above. The books of account, stock records, minute books and other records of the Company and the Company Subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Law and prudent business practices.

Section 4.6 Binding Obligations. Assuming this Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Company, this Agreement and each of the other Transaction Documents to which the Company is a party are duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

Section 4.7 Capitalization of the Company. The authorized share capital of the Company is 50,000 ordinary shares of a par value of US$1.00 each, of which 20,000 shares are issued and outstanding. All of the issued and outstanding Equity Securities and other securities (including without limitation debt securities) of the Company are set forth on Schedule 4.7. No Equity Securities of the Company are held by the Company in its treasury. Except as set forth on Schedule 4.7, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares or any securities convertible into, exchangeable for or carrying a right or option to purchase shares or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of securities. Except as set forth in Schedule 4.7, there are no conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person that such Person is entitled to acquire or receive from the Company any Company securities. Except as set forth in Section 4.7, there are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, preemptive rights, rights of first refusal or other contracts pertaining to the capital stock of the Company. The issuances of all of the securities of the Company described in this Section 4.7 have been in compliance with the laws of the British Virgin Islands and any other applicable Legal Requirement. All issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable, are free of any Lien or restriction other than Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal or any similar rights created by statute, its Organizational Documents or any agreement to which the Company is a party or by which it is bound. None of the outstanding Equity Securities of the Company have been issued in violation of any rights of any Person or in violation of any Law. Except as set forth in Schedule 4.7, the Company has no Indebtedness. Schedule 4.7 provides a current stockholder list of the Company and such list accurately reflects all of the issued and outstanding Equity Securities of the Company as of the date of such list.

Section 4.8 Capitalization of the Non-PRC Subsidiaries. The authorized share capital of France Cock is HK$10,000.00, comprised of ten thousand (10,000) ordinary share of HK$1.00 each, of which ten thousand (10,000) shares are issued and outstanding. The authorized share capital of Roller Rome is US$50,000.00, comprised of fifty thousand (50,000) ordinary share of US$1.00 each, of which one (1) share is issued and outstanding. The authorized share capital of Vast Billion is HK$10,000, comprised of ten thousand (10,000) ordinary shares of HK$1.00 each, of which one (1) is issued and outstanding. All of the issued and outstanding Equity Securities and other securities (including without limitation debt securities) of each Non-PRC Subsidiary are set forth on Schedule 4.8. No Equity Securities of any of the Non-PRC Subsidiaries are held by such Non-PRC Subsidiary in its treasury. Except as set forth on Schedule 4.8, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require a Non-PRC Subsidiary to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares or any securities convertible into, exchangeable for or carrying a right or option to purchase shares or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of securities. Except as set forth in Schedule 4.8, there are no conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person that such Person is entitled to acquire or receive from a Non-PRC Subsidiary any of a Non-PRC Subsidiary’s securities. Except as set forth in Schedule 4.8, there are no outstanding shareholders’ agreements, voting trusts or arrangements, registration rights agreements, preemptive rights, rights of first refusal or other contracts pertaining to the capital stock of a Non-PRC Subsidiary to which a Non-PRC Subsidiary is a party. The issuances of all of the securities of each Non-PRC Subsidiary described in this Section 4.8 have been in compliance with the laws of Hong Kong or the British Virgin Islands, and any other Legal Requirements, as applicable. All issued and outstanding shares of each Non-PRC subsidiary are duly authorized, validly issued, fully paid and non-assessable, are free of any Lien or restriction other than Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal or any similar rights created by statute, its Organizational Documents or any agreement to which such Non-PRC Subsidiary is a party or by which it is bound, and such shares constitute all of the issued and outstanding capital stock of such Non-PRC Subsidiary. None of the outstanding Equity Securities of each of the Non-PRC Subsidiaries have been issued in violation of any rights of any Person or in violation of any Law. Except as set forth in Schedule 4.8, the Non-PRC Subsidiaries have no Indebtedness. Schedule 4.8 provides a current stockholder list of each of the Non-PRC Subsidiaries and such list accurately reflects all of the issued and outstanding Equity Securities of the Non-PRC Subsidiaries as of the date of such list.

Section 4.9 Capitalization of Hongri Fujian. The registered capital of Hongri Fujian is RMB 5,000,000, the payment of which is as set forth on Schedule 4.9. All of the issued and outstanding Equity Securities of Hongri Fujian are set forth on Schedule 4.9. Hongri Fujian has no other outstanding Equity Securities and no outstanding commitments to issue any Equity Securities after the date hereof. No Equity Securities of Hongri Fujian are held by Hongri Fujian in its treasury. The issued and outstanding Equity Securities of Hongri Fujian have been duly authorized, validly issued, fully paid and non-assessable, are free of any Lien or restriction other than Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights, rights of first refusal or any similar rights created by statute, its Organizational Documents or any agreement to which Hongri Fujian is a party or by which it is bound, and such shares constitute all of the issued and outstanding capital stock of Hongri Fujian. Except as set forth on Schedule 4.9, there are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require Hongri Fujian to issue, sell or otherwise cause to become outstanding any Equity Securities, or to create, authorize, issue, sell or otherwise cause to become outstanding any new Equity Securities. Except as set forth on Schedule 4.9, there are no outstanding stockholders’ agreements, voting trusts or arrangements, rights of first refusal or other contracts pertaining to the Equity Securities of Hongri Fujian to which Hongri Fujian is a party. None of the outstanding Equity Securities of Hongri Fujian have been issued in violation of any rights of any Person or in violation of any Law. Except as set forth in Schedule 4.9, Hongri Fujian has no Indebtedness. Schedule 4.9 provides a current stockholder list of Hongri Fujian and such list accurately reflects all of the issued and outstanding Equity Securities of Hongri Fujian as of the date of such list.

Section 4.10 No Redemption Requirements. There are no outstanding obligations (contingent or otherwise) of the Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 4.11 Compliance with Laws and Other Instruments. Except as set forth on Schedule 4.11 or as would not cause a Material Adverse Effect, the business and operations of the Company and the Company Subsidiaries have been and are being conducted in accordance with all applicable Laws and Orders. Except as set forth on Schedule 4.11 or as would not cause a Material Adverse Effect, neither the Company nor the Company Subsidiaries has received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Company or the Company Subsidiaries and, to the Knowledge of the Company, no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. Except as set forth on Schedule 4.11 or as would not cause a Material Adverse Effect, neither the Company nor any Company Subsidiary is in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of its Organizational Documents or of any indenture, loan or credit agreement, Indebtedness, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company’s properties, assets or rights are bound or affected. Except as set forth on Schedule 4.11 or as would not cause a Material Adverse Effect, to the Knowledge of the Company, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which the Company, or any of the Company Subsidiaries is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Except as set forth on Schedule 4.11, neither the Company, nor any of the Company Subsidiaries is subject to any obligation or restriction of any kind or character, nor is there any event or circumstance relating to the Company or any of the Company Subsidiaries that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.12 Certain Proceedings. There is no pending Proceeding that has been commenced against the Company that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement. To the Company’s Knowledge, no such Proceeding has been threatened.

Section 4.13 No Brokers or Finders. Except as disclosed in Schedule 4.13, no Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company, nor, to the Knowledge of the Company any other Person, for any commission, fee or other compensation as a finder or broker, or in any similar capacity with respect to the transactions contemplated hereby.

Section 4.14 Title to and Condition of Properties. Except as disclosed in Schedule 4.14, or as would not cause a Material Adverse Effect, the Company and each of the Company Subsidiaries owns (with good and marketable title in the case of real property) or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of the Company or a Company Subsidiary, as the case may be, as presently conducted, free and clear of all Liens and restrictions, except Permitted Liens.

Section 4.15 No Undisclosed Events. Except as set forth on Schedule 4.15, no event exists with respect to the Company or the Company Subsidiaries or their respective businesses, properties, operations or financial condition that would have a Material Adverse Effect on the Company.

Section 4.16 Officers and Directors of the Company. All Company officers and directors and all Persons having power of attorney, authority as agent, or other authority to act on behalf of the Company or on behalf of any officer or director of the Company (in their capacity as an officer or director) are identified in Schedule 4.16. To the Knowledge of the Company, none of the past or present officers or directors of the Company has been convicted in a criminal Proceeding or is subject to a pending criminal Proceeding, excluding traffic violations or similar misdemeanors, nor has any of them been a party to any judicial or administrative proceeding during the past ten (10) years that resulted in a judgment, decree or final Order prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 4.17 Duly Authorized. The delivery of the Company Shares pursuant to this Agreement has been duly authorized and, upon delivery to the Acquiror Company of certificates therefor in accordance with the terms of this Agreement, such Company Shares will have been validly issued and fully paid, and will be non-assessable, have the rights, preferences and privileges specified in the Company’s Organizational Documents, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than restrictions on transfer imposed by the Securities Act.

Section 4.18 Absence of Undisclosed Liabilities. Except as set forth on the Company Balance Sheet or otherwise as incurred in the Ordinary Course of Business since the date of the Company Balance Sheet, the Company has no Indebtedness, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due).

Section 4.19 Insurance. Schedule 4.19 hereto contains a brief description of all insurance policies maintained by the Company with respect to its business and its assets. Such policies are valid, binding and enforceable in accordance with their terms and are in full force and effect. All premiums due thereon have been paid. In addition, all such policies (i) are issued by an insurer that is financially sound and reputable; (ii) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed; (iii) are sufficient for compliance with all Company Contracts and all Legal Requirements involving the retention of insurance coverage; and (iv) will continue in full force and effect following the consummation of the transactions contemplated herein and in the Transaction Documents. The Company has given notice to its insurers of all claims that may be insured thereby.

Section 4.20 Changes. Except as contemplated by this Agreement and the other agreements, certificates, instruments and documents to be entered into in connection herewith or contemplated hereby, or as set forth in Schedule 4.20, since September 30, 2010, the Company has not, other than in the Ordinary Course of Business:

(a) suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of its business;

(b) made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the Ordinary Course of Business;

(c) created or permitted to exist any Lien or restriction on any material property or asset of the Company, other than Permitted Liens;

(d) issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any of its Equity Securities, or altered the term of any of its Equity Securities or made any change in the outstanding shares of its Equity Securities or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

(e) declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

(f) terminated or modified any Company Contract, except for termination upon expiration in accordance with the terms thereof and except for the termination of the engagement of Blank Rome LLP;

(g) released, waived or cancelled any claims or rights relating to or affecting the Company or instituted or settled any Proceeding involving the Company;

(h) paid, discharged or satisfied any claim, obligation or liability;

(i) created, incurred, assumed or otherwise become liable for any Indebtedness, except in relation to the engagement of Pillsbury Winthrop Shaw Pittman LLP;

(j) guaranteed or endorsed any obligation or net worth of any Person;

(k) acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(l) changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP; or

(m) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 4.21 Company Contracts. Except as set forth in Schedule 4.21, the Company has provided to the Acquiror Company, prior to the date of this Agreement, true, correct and complete copies of each written Company Contract, including each amendment, supplement and modification thereto, and an accurate description of each Company Contract that is not in writing, including any amendment, supplement or modification thereto.

Section 4.22 No Defaults. Each Company Contract is a valid and binding agreement of the Company, and is in full force and effect. The Company is not in breach or default of any Company Contract to which it is a party and, to the Knowledge of the Company, no other party to any Company Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Company Contract or (b) permit the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Company Contract. The Company has not received notice of the pending or threatened cancellation, revocation or termination of any Company Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Company Contract. The Company Contracts have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act, alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

Section 4.23 Employees. Except as would not have a Material Adverse Effect, the Company and its operations are and have always been in material compliance with all Laws. The Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws. Unless otherwise disclosed on Schedule 4.23, to the Knowledge of the Company, no employee, officer, or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee, officer, or director and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, officer, or director of the Company, or (ii) the ability of the Company to conduct its business and operations. Except as set forth in Schedule 4.23, there are no contracts, benefit plans, or other arrangements which would give rise to any severance, termination, change-in-control, or other similar payment to any employee, officer, director, or independent contractor of the Company as a result of the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein. Except as set forth in Schedule 4.23, the Company is not a party to any employment agreement, whether written or oral, with any employee.

Section 4.24 Tax Returns. The Company has filed all Tax Returns required to be filed (if any) by or on behalf of the Company (on or prior to the Initial Closing Date) and has paid when due all Taxes of the Company required to have been paid (whether or not reflected on any Tax Return). All such Tax Returns were accurately and completely prepared and comply with all Applicable Laws. No Governmental Authority in any jurisdiction has made a claim, assertion or threat to Company that the Company is or may be subject to taxation by such jurisdiction. The most recent financial statements of the Company reflect an adequate reserve and fully accrue all actual and contingent liabilities for unpaid Taxes with respect to all periods through the date thereof and the Company has made adequate provision for unpaid Taxes after that date in its books and records. No Company Tax Return has ever been examined or audited by any Governmental Authority. There are no Liens with respect to Taxes on the Company’s property or assets, other than Permitted Liens and there are no Tax rulings, requests for rulings, or closing agreements relating to the Company for any period (or portion of a period) that would affect any period after the date hereof. There are no unsatisfied liabilities for Taxes, including Company Tax liabilities for interest, additions to Tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by the Company.

Section 4.25 No Adjustments, Changes. Neither the Company nor any other Person on behalf of the Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law.

Section 4.26 No Disputes. The Company has delivered to the Acquiror Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Company, if any, for 2008 and 2009 and any and all correspondence with respect to the foregoing. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Company, nor is any such claim or dispute pending or contemplated. The Company has not received notice of any such audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes with respect to any periods.

Section 4.27 Material Assets. The Company Financial Statements reflect the material properties and assets (real and personal) owned or leased by the Company. The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not, individually or in the aggregate, material in nature or cost. The building, plants, structures, equipment and other assets of the Company are sufficient for the continued conduct of the Company’s business after Initial Closing in the substantially the same manner as conducted prior to the Initial Closing.

Section 4.28 Litigation; Orders. There is no Proceeding (whether federal, state, local or foreign) pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of Company’s properties, assets, business or employees. To the Knowledge of the Company, there is no fact that might result in or form the basis for any such Proceeding. The Company is not subject to any Orders. There is no Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated in this Agreement or in the Transaction Documents.

Section 4.29 Licenses. Except as set forth in Schedule 4.29, the Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Company to engage in its business as currently conducted and to permit the Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Company Permits”). The Company has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Company to engage in its business as currently conducted and to permit the Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. The Company Permits are valid and in full force and effect. No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Company Permit. The Company has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Company Permit. All applications required to have been filed for the renewal of such Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Persons. All Company Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 4.30 Interested Party Transactions. Except as set forth in Schedule 4.30, no current or former officer, director or principal stockholder of the Company or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (a) an interest in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Company any goods or services; (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected; or (c) any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company’s business.

Section 4.31 Governmental Inquiries. The Company has not received any material written inspection report, questionnaire, inquiry, demand or request for information from any Governmental Authority.

Section 4.32 Intellectual Property. Except as set forth in Schedule 4.32, the Company does not own, use or license any Intellectual Property in its business as presently conducted.

Section 4.33 Financial Statements. Except as set forth on Schedule 4.33, the consolidated financial statements of the Company for the years ended December 31, 2010 (unaudited) and December 31, 2009 (audited), including the balance sheet, income statement, and statement of cash flows for such dates and periods, (the “Company Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of issuance, were prepared from and are in accordance with the books and records of the Company and represent bona fide transactions, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements as permitted by Form 10-Q of the Commission), and are complete and correct in all material respects and fairly present in all material respects (subject in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates thereof and the results of its operations and cash flows for the periods then ended. The books and records of the Company are true, accurate and complete in all material respects.

Section 4.34 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since September 30, 2010, there have been no changes in the Company's internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 4.35 Accountants. The Company’s accounting firm is set forth on Schedule 4.35. Such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) issued its audit report with respect to the Company’s financial statements for the year ended December 31, 2009 and expects to issue an audit report with respect to the Company’s financial statements for the year ended December 31, 2010.

Section 4.36 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company which could affect the Company’s ability to perform any of its obligations under this Agreement, and the Company is current with respect to any fees owed to its accountants and lawyers.

Section 4.37 Business Records and Due Diligence. Prior to the date hereof, the Company delivered to the Acquiror Company all material records and documents relating to the Company which the Company possesses and which were requested in writing by the Acquiror Company (except as set forth on Schedule 4.37), including, without limitation, books, records, government filings, Tax Returns, Organizational Documents, corporate records, stock records, consent decrees, orders, and correspondence, director and shareholder minutes, resolutions and written consents, stock ownership records, financial information and records, and other documents used in or associated with the Company. The minute books of the Company and the Company Subsidiaries contain records of all meetings held, and action taken, by the board of directors, all committees of the board of directors, and stockholders of the Company and the Company Subsidiaries and are accurate in all material respects, and no meeting or action of the board of directors and committee of the board of directors or stockholders of the Company and the Company Subsidiaries has been held or taken that is not reflected in such minute books.

Section 4.38 Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.39 Stock Option Plans; Employee Benefits. Except as set forth in Schedule 4.39, the Company has no stock option plans providing for the grant by the Company of stock options or other securities or stock appreciation rights, phantom stock or similar rights, to directors, officers, or employees or any other Persons. The Company has no employee benefit plans or arrangements covering their present or former employees, officers or directors or providing benefits to such persons in respect of services provided to the Company. Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each past or present director, officer, employee or consultant of the Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Company, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Company.

Section 4.40 Environmental and Safety Matters. The Company has at all times been and is in compliance with all Environmental Laws applicable to the Company. There are no Proceedings pending or threatened against the Company alleging the violation of any Environmental Law or Environmental Permit applicable to the Company or alleging that the Company is a potentially responsible party for any environmental site contamination. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to the Company.

Section 4.41 Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.42 Questionable Payments. Neither the Company nor, to the Knowledge of the Company, any of its current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Company, has on behalf of the Company or in connection with the Company’s businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.43 Solvency. The Company has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) made an offer of settlement, extension or composition to its creditors generally.

Section 4.44 Adverse Interest. No current officer, director, Affiliate or person known to the Company to be the record or beneficial owner in excess of 5% of Company Common Stock or any person known to be an associate of any of the foregoing is a party adverse to Company or has a material interest adverse to Company in any material pending legal proceeding.

Section 4.45 Untrue Statements. Neither this Agreement nor the Transaction Documents nor the Schedules hereto or thereto nor any other documents, certificates or instruments furnished to the Acquiror Company or the Acquiror Company Principal Stockholders by or on behalf of Company or the Company Shareholders in connection with the transactions contemplated by this Agreement and the Transaction Documents contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

Section 4.46 Board Recommendation . The Company Board, by unanimous consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company’s shareholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

Section 4.47 Certain Registration Matters. Except as set forth in the Transaction Documents, the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the SEC or any other Governmental Authority that have not been satisfied.

Section 4.48 Disclosure. All of the representations and warranties of the Company and the Company Shareholders set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.49 Accounts Receivable. All accounts receivable of the Company that are reflected in the Company Financial Statements or on the accounting records of the Company as of the Initial Closing Date arose from sales actually made or services actually performed by the Company in the Ordinary Course of Business. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, relating to the amount or validity of such accounts receivable, except as reflected by the reserves shown on the Company Financial Statements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR COMPANY
AND THE ACQUIROR COMPANY PRINCIPAL STOCKHOLDERS

The Acquiror Company and the Acquiror Company Principal Stockholders, jointly and severally, represent and warrant to the Company Shareholders and the Company as follows, as of the date hereof and as of the Initial Closing Date:

Section 5.1 Organization and Qualification. The Acquiror Company is duly organized, validly existing and in good standing under the laws of Nevada, has all requisite corporate authority and power, governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it. The Acquiror Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned, held or operated makes such qualification, licensing or domestication necessary, except where the failure to be so duly qualified, licensed or domesticated and in good standing would not have a Material Adverse Effect. Schedule 5.1 sets forth a true, correct and complete list of the Acquiror Company’s jurisdiction of organization and each other jurisdiction in which the Acquiror Company presently conducts its business or owns, holds and operates its properties and assets. The Acquiror Company has not conducted business under or otherwise used for any purpose any fictitious name, assumed name, trade name or other name.

Section 5.2 Subsidiaries. The Acquiror Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise.

Section 5.3 Organizational Documents. The certificate of incorporation and by-laws of the Acquiror Company are in the form attached in Schedule 5.3, respectively, and no action has been taken to amend or repeal such Organizational Documents. The Acquiror Company is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as, in the aggregate, will not cause a Material Adverse Effect.

Section 5.4 Authorization. The Acquiror Company has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the Transaction Documents to which the Acquiror Company is a party, to consummate the transactions contemplated by this Agreement and each of the Transaction Documents to which the Acquiror Company is a party and to perform its obligations under this Agreement and each of the Transaction Documents to which the Acquiror Company is a party. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party have been duly authorized by all necessary corporate action and do not require from the Acquiror Company Board or Acquiror Company Principal Stockholders any consent or approval that has not been validly and lawfully obtained. The execution, delivery and performance by the Acquiror Company of this Agreement and each of the Transaction Documents to which the Acquiror Company is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person.

Section 5.5 No Violation. Neither the execution nor the delivery by the Acquiror Company of this Agreement or any other Transaction Document to which the Acquiror Company is a party, nor the consummation or performance by the Acquiror Company of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Acquiror Company (b) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or result in the imposition or creation of any Lien or restriction under, any agreement or instrument to which the Acquiror Company is a party or by which the properties or assets of the Acquiror Company is bound; (c) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company, or any of the properties or assets owned or used by the Acquiror Company, may be subject; (d) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by the Acquiror Company or that otherwise relate to the business of, or any of the properties or assets owned or used by, the Acquiror Company, or (e) result in the imposition of any material Lien upon or with respect to any of the assets owned by the Acquiror Company or used in the business and operation of the Acquiror Company, except, in the case of clause (b), (c), (d) or (e) for any such contraventions, conflicts, violations, or other occurrences as would not cause a Material Adverse Effect.. The Acquiror Company has delivered to the Company accurate and complete (through the date hereof) copies of: (i) the stock records of the Acquiror Company; and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of the Acquiror Company Common Stock, the board of directors of the Acquiror Company and all committees of the board of directors of the Acquiror Company. There have been no formal meetings held of, or corporate actions taken by, the shareholders of the Acquiror Company, the Acquiror Company Board or any committee of the Acquiror Company Board that are not fully reflected in the documents described in clauses (i) and (ii) above. The books of account, stock records, minute books and other records of the Acquiror Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with all applicable Law and prudent business practices.

Section 5.6 Binding Obligations. Assuming this Agreement and the Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company, this Agreement and each of the other Transaction Documents to which the Acquiror Company is a party are duly authorized, executed and delivered by the Acquiror Company and constitute the legal, valid and binding obligations of the Acquiror Company, enforceable against the Acquiror Company in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 5.7 Securities Laws. Assuming the accuracy of the representations and warranties of the Company Shareholders contained in Section 3.9, Section 3.10, and Section 3.11, when issued pursuant to this Agreement, the Exchange Shares will be issued and sold in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of all applicable state securities laws.

Section 5.8 Capitalization. The authorized capital stock of the Acquiror Company consists of 110,000,000 shares, par value US$0.0001 per share, of which (i) 100,000,000 shares are designated as Acquiror Company Common Stock, of which 999,665 shares are issued and outstanding and (ii) 10,000,000 shares are designated as preferred stock, par value U.S.$.0001 per share, of which no shares are outstanding. No shares of Acquiror Company Common Stock or preferred stock are held by the Acquiror Company in its treasury. All issued and outstanding shares of the Acquiror Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive or similar rights. At the Initial Closing Date, the Acquiror Company will have sufficient authorized and unissued Acquiror Company Common Stock to consummate the transactions contemplated hereby. All of the issued and outstanding Equity Securities and other securities (including without limitation debt securities) of the Acquiror Company are set forth on Schedule 5.8. Except as set forth on Schedule 5.8, there are no outstanding options, warrants, calls, stock appreciation rights, phantom stock or similar rights with respect to any securities of the Acquiror Company, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require the Acquiror Company to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of securities or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and right occurring in respect of holders of the capital stock of the Acquiror Company. Except as provided in the Transaction Documents and as set forth on Schedule 5.8, there are no conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person that such Person is entitled to acquire or receive from the Acquiror Company any Acquiror Company Equity Securities. Except as provided in the Transaction Documents and as set forth on Schedule 5.8, there are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock or other securities of the Acquiror Company. The offers, sales and issuances of all of the shares of Acquiror Company Common Stock described in this Section 5.8 have been in compliance with U.S. federal and state securities laws, all other Laws and the Acquiror Company’s Organizational Documents and were issued solely to Accredited Investors. All filings required to be made with the SEC or states under “blue sky” laws regarding the offer, sale and issuance of all Acquiror Company Equity Securities have been made, if required. There are no bonds, debentures, notes or other indebtedness of the Acquiror Company having the right to vote (or convertible into, or exchangeable for or carrying a right or option to purchase, securities having the right to vote or consent) in respect of any matters as to which holders of Acquiror Company Common Stock may vote. The stockholder list annexed as Schedule 5.8 is a current stockholder list and such list accurately reflects all of the issued and outstanding Acquiror Company Common Stock as of the date of such list.

Section 5.9 No Redemption Requirements. There are no outstanding contractual obligations (contingent or otherwise) of the Acquiror Company to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Acquiror Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

Section 5.10 Duly Authorized. The issuance of the Exchange Shares pursuant to this Agreement has been duly authorized and, upon delivery to the Company Shareholders of certificates therefore in accordance with the terms of this Agreement, such Exchange Shares will have been validly issued and fully paid, and will be non-assessable, have the rights, preferences and privileges specified in the Acquiror Company’s Organizational Documents, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than restrictions on transfer imposed by this Agreement and the Securities Act.

Section 5.11 Compliance with Laws. Since the formation of the Acquiror Company, except as would not cause a Material Adverse Effect, (i) the Acquiror Company and its business and operations have been and are being conducted in accordance with all applicable Laws and Orders; and (ii) the Acquiror Company has not received notice of any violation (or any Proceeding involving an allegation of any violation) of any applicable Law or Order by or affecting the Acquiror Company and no Proceeding involving an allegation of violation of any applicable Law or Order is threatened or contemplated. The Acquiror Company is not subject to any obligation or restriction of any kind or character, nor is there, to the Knowledge of the Acquiror Company and the Acquiror Company Principal Stockholders, any event or circumstance relating to the Acquiror Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Acquiror Company from entering into this Agreement or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby. The Acquiror Company has not received any written communication from a Governmental Authority that alleges that the Acquiror Company is or was not in compliance with any applicable Law.

Section 5.12 Certain Proceedings . There is no pending Proceeding that has been commenced against the Acquiror Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Knowledge of the Acquiror Company, no such Proceeding has been threatened.

Section 5.13 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company, or to the knowledge of the Acquiror Company any other Person, for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 5.14 Absence of Undisclosed Liabilities. The Acquiror Company has no indebtedness, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due). Any and all debts, obligations or liabilities with respect to directors and officers of the Acquiror Company will be cancelled prior to the closing of the Share Exchange.

Section 5.15 No Operations. Except as set forth on Schedule 5.15, since its formation, the Acquiror Company has not conducted any business, nor is it a party to any agreement or contract, whether written or oral, except for this Agreement and each of the other Transaction Documents.

Section 5.16 Insurance. Schedule 5.16 hereto contains a brief description of all insurance policies maintained by the Acquiror Company with respect to its business and its assets. Such policies are valid, binding and enforceable in accordance with their terms, are in full force and effect, and all premiums due thereon have been paid.

Section 5.17 Changes. Except as set forth in Schedule 5.17 and other than with respect to this Agreement, the Transaction Documents, the Financing, and the actions contemplated thereby, since December 20, 2010, the Acquiror Company has not:

(a) made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the Ordinary Course of Business;

(b) created or permitted to exist any Lien or restriction on any material property or asset of the Acquiror Company, other than Permitted Liens;

(c) declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

(d) instituted or settled any Proceeding involving the Acquiror Company;

(e) except as disclosed in Section 5.14 and except in relation to the engagement of Scudder Law Firm, P.C., L.L.O., created, incurred, assumed or otherwise become liable for any Indebtedness;

(f) guaranteed or endorsed any obligation or net worth of any Person;

(g) acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(h) issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any of its Equity Securities, or altered the term of any of its Equity Securities or made any change in the outstanding shares of its Equity Securities or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise, other than issuances of Acquiror Company common stock to the existing holders of the outstanding Acquiror Company common stock;

(i) changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP; or

(j) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 5.18 Acquiror Company Contracts. The Acquiror Company has provided to the Company, prior to the date of this Agreement, true, correct and complete copies of each written Acquiror Company Contract, including each amendment, supplement and modification thereto, and an accurate description of each Acquiror Company Contract that is not in writing, including any amendment, supplement or modification thereto.

Section 5.19 No Defaults. Each Acquiror Company Contract is a valid and binding agreement of the Acquiror Company, and is in full force and effect. The Acquiror Company is not in breach or default of any Acquiror Company Contract to which it is a party and, to the Knowledge of the Acquiror Company, no other party to any Acquiror Company Contract is in breach or default thereof. No event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Acquiror Company Contract or (b) permit the Acquiror Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Acquiror Company Contract. The Acquiror Company has not received notice of the pending or threatened cancellation, revocation or termination of any Acquiror Company Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Acquiror Company Contract.

Section 5.20 Employees. Except as set forth in Schedule 5.20, the Acquiror Company has no employees, independent contractors or other Persons providing services to it. Except as would not have a Material Adverse Effect, the Acquiror Company and its operations are and have always been in full compliance with all Laws regarding employment, wages, hours, benefits, equal opportunity, collective bargaining, the payment of Social Security and other Taxes, and occupational safety and health. The Acquiror Company is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Laws.

Section 5.21 Officers and Directors. All Acquiror Company officers and directors are identified in Schedule 5.21. To the Knowledge of the Acquiror Company, none of the past or present officers or directors of the Acquiror Company have been convicted in a criminal Proceeding or are subject to a pending criminal Proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative Proceeding during the past ten (10) years that resulted in a judgment, decree or final Order prohibiting activities subject to federal or state securities laws, or a finding of any violation of federal or state securities laws.

Section 5.22 Tax Returns. The Acquiror Company has filed all Tax Returns required to be filed (if any) by or on behalf of the Acquiror Company (on or prior to the Initial Closing Date) and has paid when due all Taxes of the Acquiror Company required to have been paid (whether or not reflected on any Tax Return). All such Tax Returns were accurately and completely prepared and comply with all Applicable Laws. No Governmental Authority in any jurisdiction has made a claim, assertion or threat to Acquiror Company that the Acquiror Company is or may be subject to taxation by such jurisdiction. The Acquiror Company has made adequate provision for unpaid Taxes in its books and records. No Acquiror Company Tax Return has ever been examined or audited by any Governmental Authority. There are no Liens with respect to Taxes on the Acquiror Company’s property or assets, other than Permitted Liens and there are no Tax rulings, requests for rulings, or closing agreements relating to the Acquiror Company for any period (or portion of a period) that would affect any period after the date hereof. There are no unsatisfied liabilities for Taxes, including Acquiror Company Tax liabilities for interest, additions to Tax and penalties thereon and related expenses, with respect to which any notice of deficiency or similar document has been received by the Acquiror Company.

Section 5.23 No Adjustments, Changes. Neither the Acquiror Company nor any other Person on behalf of the Acquiror Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law; or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law.

Section 5.24 No Disputes. The Acquiror Company has delivered to the Company true, correct and complete copies of all Tax Returns and examination reports and statements of deficiencies assessed or asserted against or agreed to by the Acquiror Company, if any, for the last year and any and all correspondence with respect to the foregoing. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of the Acquiror Company, nor is any such claim or dispute pending or contemplated. The Acquiror Company has not received notice of any such audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes with respect to any periods.

Section 5.25 Not a U.S. Real Property Holding Corporation. The Acquiror Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 5.26 No Tax Allocation, Sharing. The Acquiror Company is not and has not been a party to any Tax allocation or sharing agreement.

Section 5.27 No Other Arrangements. The Acquiror Company is not a party to any agreement, contract or arrangement for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), 280G or 404 of the Code. The Acquiror Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code. The Acquiror Company does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively of the Code. The Acquiror Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information to or from a Governmental Authority in connection with any Tax matter. The Acquiror Company has not engaged in any exchange with a related party (within the meaning of Section 1031(f) of the Code) under which gain realized was not recognized by reason of Section 1031 of the Code. The Company is not a party to any reportable transaction within the meaning of Treasury Regulation Section 1.6011 -4.

Section 5.28 Material Assets. The financial statements of the Acquiror Company reflect the material properties and assets (real and personal) owned or leased by the Acquiror Company.

Section 5.29 Litigation; Orders. There is no Proceeding (whether federal, state, local or foreign) pending or, to the Knowledge of the Acquiror Company, threatened against or affecting the Acquiror Company or any of Acquiror Company’s properties, assets, business or employees. To the Knowledge of the Acquiror Company, there is no fact that might result in or form the basis for any such Proceeding. The Acquiror Company is not subject to any Orders.

Section 5.30 Licenses. The Acquiror Company possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Acquiror Company Permits”). The Acquiror Company has not received notice from any Governmental Authority or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Acquiror Company to engage in its business as currently conducted and to permit the Acquiror Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. The Acquiror Company Permits are valid and in full force and effect. No event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Acquiror Company Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Acquiror Company Permit. The Acquiror Company has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Acquiror Company Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Acquiror Company Permit. All applications required to have been filed for the renewal of such Acquiror Company Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Acquiror Company Permits have been duly made on a timely basis with the appropriate Persons. All Acquiror Company Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 5.31 Interested Party Transactions. Except as set forth in Schedule 5.31, no officer, director or principal stockholder of the Acquiror Company or any Affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, has or has had, either directly or indirectly, (a) an interest in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Acquiror Company, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Acquiror Company any goods or services; (b) a beneficial interest in any contract or agreement to which the Acquiror Company is a party or by which it may be bound or affected; or (c) any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the Acquiror Company’s business.

Section 5.32 Governmental Inquiries. The Acquiror Company has not received any material written inspection report, questionnaire, inquiry, demand or request for information from any Governmental Authority. Without limiting the generality of the foregoing, neither the Acquiror Company nor any of its officers or directors is, or has been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA or to its actual Knowledge, was there any formal or informal inquiry or investigation of the Acquiror Company or its officers or directors prior to the date hereof.

Section 5.33 Bank Accounts and Safe Deposit Boxes. Schedule 5.33 discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box of the Acquiror Company, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

Section 5.34 Intellectual Property. The Acquiror Company does not own, use or license any Intellectual Property in its business as presently conducted.

Section 5.35 Title to and Condition of Properties. The Acquiror Company owns (with good and marketable title in the case of real property) or holds under valid leases the rights to use all real property, plants, machinery, equipment and other personal property necessary for the conduct of its business as presently conducted, free and clear of all Liens and restrictions, except Permitted Liens.

Section 5.36 Reserved.

Section 5.37 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by the Acquiror Company to arise, between the Acquiror Company and the accountants and lawyers formerly or presently employed by the Acquiror Company which could affect the Acquiror Company’s ability to perform any of its obligations under this Agreement, and the Acquiror Company is current with respect to any fees owed to its accountants and lawyers.

Section 5.38 Business Records and Due Diligence. Prior to the date hereof, the Acquiror Company delivered to the Company all records and documents relating to the Acquiror Company which the Company has requested, including, without limitation, books, records, government filings, Tax Returns, Organizational Documents, corporate records, stock records, consent decrees, orders, and correspondence, director and shareholder minutes, resolutions and written consents, stock ownership records, financial information and records, and other documents used in or associated with the Acquiror Company. The books and records of the Acquiror Company are true, accurate and complete in all material respects.

Section 5.39 Investment Company. The Acquiror Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.40 Stock Option Plans; Employee Benefits. The Acquiror Company has no stock option plans providing for the grant by the Acquiror Company of stock options or other securities or stock appreciation rights, phantom stock or similar rights, to directors, officers, or employees or any other Persons. The Acquiror Company has no employee benefit plans or arrangements covering their present or former employees, officers or directors or providing benefits to such persons in respect of services provided the Acquiror Company. Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each past or present director, officer, employee or consultant of the Acquiror Company, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Acquiror Company, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of the Acquiror Company provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Acquiror Company. Without limiting the generality of the foregoing, the Acquiror Company does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of the Acquiror Company.

Section 5.41 Environmental and Safety Matters. The Acquiror Company has at all times been and is in compliance with all Environmental Laws applicable to the Acquiror Company. There are no Proceedings pending or threatened against the Acquiror Company alleging the violation of any Environmental Law or Environmental Permit applicable to the Acquiror Company or alleging that the Acquiror Company is a potentially responsible party for any environmental site contamination. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Environmental Laws applicable to the Acquiror Company.

Section 5.42 Money Laundering Laws. The operations of the Acquiror Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Acquiror Company with respect to the Money Laundering Laws is pending or, to the Knowledge of the Acquiror Company, threatened.

Section 5.43 Questionable Payments. Neither the Acquiror Company nor, to the Acquiror Company’s Knowledge, any of its current or former stockholders, directors, officers, employees, agents or other Persons acting on behalf of the Acquiror Company, has on behalf of the Acquiror Company or in connection with the Acquiror Company’s businesses: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Acquiror Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.44 Solvency. The Acquiror Company has not (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; or (e) made an offer of settlement, extension or composition to its creditors generally.

Section 5.45 Foreign Corrupt Practices Act. Neither the Acquiror Company, nor to the Knowledge of the Acquiror Company, any agent or other person acting on behalf of the Acquiror Company, has, directly or indirectly: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c) failed to disclose fully any contribution made by the Acquiror Company (or made by any Person acting on their behalf of which the Acquiror Company is aware) or any members of its management which is in violation of any Legal Requirement, or (d) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was applicable to the Acquiror Company.

Section 5.46 No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists with respect to the Acquiror Company (other than with respect to the Share Exchange and the other transactions contemplated by this Agreement and the Transaction Documents) or its businesses, properties, prospects, operations or financial condition, which, under applicable Law, rule or regulation, would require disclosure in the Acquiror Company’s financial statements if prepared in accordance with GAAP.

Section 5.47 Adverse Interest. No current officer, director, Affiliate or person known to the Acquiror Company to be the record or beneficial owner in excess of 5% of Acquiror Company Common Stock or any person known to be an associate of any of the foregoing is a party adverse to Acquiror Company or has a material interest adverse to Acquiror Company in any material pending legal proceeding.

Section 5.48 Investor Status. The Acquiror Company has consulted, to the extent that it has deemed necessary, with its Tax, legal, accounting and financial advisors concerning its investment in the Company Shares. The Acquiror Company understands the various risks of an investment in the Company Shares and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the Company Shares.

Section 5.49 Access to Information. The Acquiror Company has been furnished during the course of the transactions contemplated by this Agreement with all information regarding the Company that it has requested and all such information is sufficient for such Person or entity to evaluate the risks of investing in the Company. The Acquiror Company has been afforded the opportunity to ask questions of and receive answers concerning the Company and the terms and conditions of the transactions contemplated by this Agreement and the other Transaction Documents. The Acquiror Company is not relying on any representations and warranties concerning the Company made by the Company or any officer, employee or agent of the Company, other than those contained in this Agreement.

Section 5.50 Purpose of Investment. The Acquiror Company is acquiring the Company Shares to be acquired hereunder for its own account, for investment and not for distribution or resale to others. The Acquiror Company acknowledges the Company Shares cannot be sold or otherwise transferred unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available and the Company Shares will contain a legend to that effect. The Acquiror Company understands and acknowledges that the Company is under no obligation to register the Company Shares for sale under the Securities Act.

Section 5.51 Absence of Regulatory Review. The Acquiror Company acknowledges that the Company Shares to be acquired hereunder have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning the Company that has been supplied to such Person or entity and that any representation to the contrary is a criminal offense.

Section 5.52 Untrue Statements. Neither this Agreement nor the Transaction Documents nor the Schedules hereto or thereto nor any other documents, certificates or instruments furnished to the Company or the Company Shareholders by or on behalf of Acquiror Company or the Acquiror Company Principal Stockholders in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

Section 5.53 Board Recommendation. The Acquiror Company Board, by unanimous consent, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Acquiror Company’s stockholders and has duly authorized this Agreement and the transactions contemplated by this Agreement.

Section 5.54 Certain Registration Matters. Except as may be contemplated by or in connection with the Financing, or in the Transaction Documents, the Acquiror Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Acquiror Company registered with the SEC or any other Governmental Authority that have not been satisfied.

Section 5.55 Application of Takeover Protections. The Acquiror Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Acquiror Company’s certificate of incorporation (or similar charter documents) or the laws of the State of Nevada that is or could become applicable to the Company Shareholders as a result of the Company Shareholders and the Acquiror Company fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of the Acquiror Company’s issuance of the Exchange Shares and the Company Shareholders’ ownership of the Exchange Shares.

Section 5.56 No Shareholder Approval . No approval of the shareholders of the Acquiror Company is required for the Acquiror Company to issue and deliver to the Company Shareholders the Acquiror Company Common Stock contemplated by this Agreement.

Section 5.57 No Integrated Offering. Assuming the accuracy of the Company Shareholders’ representations and warranties set forth in Article III, neither the Acquiror Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Exchange Shares or the securities to be issued in the Financing to be integrated with prior offerings by the Acquiror Company for purposes of (a) the Securities Act which would require the registration of any such securities under the Securities Act, or (b) any applicable shareholder approval provisions of any trading market or quotation medium on which any of the securities of the Acquiror Company are listed or designated.

Section 5.58 Reserved.

Section 5.59 Prior Issuances of Acquiror Company Equity Securities .

(a) All Persons that have acquired Acquiror Company Equity Securities prior to the date hereof were furnished with all information regarding the Acquiror Company that such Persons requested and all such information was sufficient for such Person or entity to evaluate the risks of investing in the Acquiror Company. All Persons that have acquired Acquiror Company Equity Securities prior to the date hereof were afforded the opportunity to ask questions of and receive answers concerning the Acquiror Company and the terms and conditions of the transactions contemplated by this Agreement and the other Transaction Documents.

(b) None of the offering documents, certificates or instruments provided to Persons that have acquired Acquiror Company Equity Securities prior to the date hereof from the Acquiror Company in connection with the offer, sale and issuance of Acquiror Company Equity Securities contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made therein, not misleading.

(c) There has been no general solicitation or advertisement in connection with any offer, sale or issuance of Acquiror Company Equity Securities.

Section 5.60 Disclosure. All of the representations and warranties of the Acquiror Company and the Acquiror Company Principal Stockholders set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF
ACQUIROR COMPANY PRINCIPAL STOCKHOLDERS

The Acquiror Company Principal Stockholders, jointly and severally, represent and warrant to the Company and each Company Shareholder as follows, as of the date hereof and as of the Initial Closing Date:

Section 6.1 Authority. Each of the Acquiror Company Principal Stockholders have all requisite authority and power, governmental licenses, authorizations, consents and approvals to enter into this Agreement and each of the other Transaction Documents to which the Acquiror Company Principal Stockholders are a party and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents to which the Acquiror Company Principal Stockholders are parties, and to perform their obligations under this Agreement and each of the other Transaction Documents to which the Acquiror Company Principal Stockholders are parties. The execution, delivery and performance by each Acquiror Company Principal Shareholder of this Agreement and each of the other Transaction Documents to which each Acquiror Company Principal Shareholder is a party requires no authorization, consent, approval, license, exemption of or filing or registration with any Governmental Authority or other Person. Assuming this Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered by the parties thereto other than the Acquiror Company Principal Stockholders, this Agreement and the other Transaction Documents to which the Acquiror Company Principal Stockholders are parties constitutes the legal, valid and binding obligation of the Acquiror Company Principal Stockholders, enforceable against the Acquiror Company Principal Stockholders in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

Section 6.2 No Conflict. Neither the execution or delivery by the Acquiror Company Principal Stockholders of this Agreement or any other Transaction Document to which they are parties, nor the consummation or performance by the Acquiror Company Principal Stockholders of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Acquiror Company Principal Stockholders are parties or by which the properties or assets of the Acquiror Company Principal Stockholders are bound; (b) contravene, conflict with, or result in a violation of, any Law or Order to which the Acquiror Company Principal Stockholders, or any of the properties or assets thereof, may be subject; or (c) require the consent of any third party or Governmental Authority.

Section 6.3 Ownership of Acquiror Company Common Stock. The Acquiror Company Principal Stockholders own, of record and beneficially, and have good, valid and indefeasible title to and the right to their respective Acquiror Company Common Stock free and clear of any and all Liens and restrictions. There are no options, rights, voting trusts, shareholder agreements or any other contracts or understandings to which the Acquiror Company Principal Stockholders are parties or by which the Acquiror Company Principal Stockholders or the Acquiror Company Common Stock held by the Acquiror Company Principal Stockholders are bound with respect to the issuance, sale, transfer, voting or registration of the Acquiror Company Common Stock. The Acquiror Company Principal Stockholders own, of record or beneficially, no other shares of Equity Securities of the Acquiror Company and have no rights to acquire any Equity Securities of the Acquiror Company.

Section 6.4 Litigation. There is no pending Proceeding against the Acquiror Company Principal Stockholders, including but not limited to, any Proceeding that involves the Acquiror Company Common Stock held by the Acquiror Company Principal Stockholders, or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the Knowledge of the Acquiror Company Principal Stockholders, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 6.5 No Brokers or Finders. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Acquiror Company Principal Stockholders, nor, to the Knowledge of the Acquiror Company Principal Stockholders any other Person, for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

Section 6.6 Access to Information. The Acquiror Company Principal Stockholders have been furnished during the course of the transactions contemplated by this Agreement with all information regarding the Company that they have requested and all such information is sufficient for the Acquiror Company Principal Stockholders to evaluate the risks of investing in the Company. The Acquiror Company Principal Stockholders have been afforded the opportunity to ask questions of and receive answers concerning the Company. The Acquiror Company Principal Stockholders are not relying on any representations and warranties concerning the Company or any Company Shareholder made by any Person, other than those contained in this Agreement.

Section 6.7 Accredited Investor. Each of the Acquiror Company Principal Stockholders is an “Accredited Investor”. Each of the Acquiror Company Principal Stockholders has sufficient Knowledge and experience in finance, securities, investments and other business matters to be able to protect its interests in connection with the transactions contemplated by this Agreement. The principal address of each of the Acquiror Company Principal Shareholder is set forth on Schedule 6.7.

Section 6.8 Reserved.

ARTICLE VII
CONDITIONS PRECEDENT OF THE ACQUIROR COMPANY

The Acquiror Company’s obligation to acquire the Company Shares and to take the other actions required to be taken by the Acquiror Company at the Initial Closing Date is subject to the satisfaction, at or prior to the Initial Closing Date, of each of the following conditions (any of which may be waived by the Acquiror Company, in whole or in part):

Section 7.1 Accuracy of Representations and Warranties. The representations and warranties of the Company and the Company Shareholders set forth in this Agreement or in any schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement, and as of the Initial Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental schedule.

Section 7.2 Performance of Covenants. All of the covenants, agreements and obligations that the Company and the Company Shareholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants, agreements and obligations (considered individually), must have been duly performed and complied with in all material respects through such date.

Section 7.3 Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and/or the Company Shareholders for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by the Company or the Company Shareholders, as the case may be.

Section 7.4 Closing Documents. The Company and the Company Shareholders must deliver to the Acquiror Company at the Initial Closing of the Share Exchange:

(a) share certificates evidencing the Company Shares, along with executed share transfer instruments transferring such Company Shares to the Acquiror Company together with a certified copy of a board resolution of the Company approving the registration of the transfer of the Company Shares to Acquiror Company (subject to closing of the Share Exchange;

(b) an Officer’s Certificate, dated the Initial Closing Date, certifying attached copies of (i) the Organizational Documents of the Company and each Company Subsidiary, (ii) the resolutions of the Company’s board of directors approving this Agreement, the other Transaction Documents to which it is a party, and the transactions contemplated hereby; and (iii) the incumbency of each authorized officer of the Company signing this Agreement and any other Transaction Document or agreement or instrument contemplated hereby or thereby to which the Company is a party;

(c) a Certificate of Good Standing of the Company and each of the Company Subsidiaries from its jurisdiction of incorporation dated a date within fifty (50) calendar days of the Initial Closing Date;

(d) each of the Transaction Documents to which the Company and/or the Company Shareholders are a party, duly executed by the Company and/or the Company Shareholders, as the case may be;

(e) a certificate executed by an officer or director of the Company, certifying the satisfaction of the conditions specified in Section 7.1 and Section 7.2 relating to the Company;

(f) a certificate executed by each Company Shareholder certifying the satisfaction of the conditions specified in Section 7.1 and Section 7.2 relating to each Company Shareholder; and

(g) such other documents as the Acquiror Company may reasonably request.

Section 7.5 No Proceedings. There shall not have been commenced or threatened against the Acquiror Company, the Company, the Company Shareholders or the Acquiror Company Principal Stockholders, or against any Affiliate of any of them, any Proceeding (which Proceeding remains unresolved as of the Initial Closing Date) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 7.6 No Claim Regarding Share Ownership or Consideration. There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the Company Shares or any other shares, voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Exchange Shares.

Section 7.7 No Bankruptcy Proceedings. No proceeding in which the Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Company or under any United States, state or foreign bankruptcy or insolvency Law.

Section 7.8 No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since September 30, 2010, which has had a Material Adverse Effect on the Company.

Section 7.9 Delivery of Audit Report and Financial Statements. The Company shall have provided to the Acquiror Company the Company’s audited financial statements for the years ended December 30, 2008 and 2009, including an audit report thereon from an independent audit firm that is registered with the Public Company Accounting Oversight Board and shall have provided to the Acquiror Company the Company’s unaudited financial statements for the three months ended December 31, 2009 and the three and twelve months ended December 31, 2010.

Section 7.10 Share Transfer Instruments. The Company or the Company Shareholders shall have delivered to the Acquiror Company copies of the executed share transfer instruments in respect of the transfer of the Company Shares to the Acquiror Company.

Section 7.11 Satisfactory Completion of Due Diligence. The Acquiror Company shall have completed its legal, accounting and business due diligence of the Company and the Company Shareholders) and the results thereof shall be satisfactory to Acquiror Company in its sole and absolute discretion.

Section 7.12 Delivery of PRC Legal Opinion. The Company shall have received an opinion from its legal counsel in the People’s Republic of China that confirms the legality under Chinese law of the restructuring being effected by the Company in connection with the transactions contemplated by this Agreement and the Transaction Documents and the enforceability of this Agreement and the Transaction Documents and that is otherwise reasonably satisfactory to Acquiror Company.

ARTICLE VIII
CONDITIONS PRECEDENT OF THE COMPANY AND THE COMPANY SHAREHOLDERS

The Company Shareholders’ obligation to transfer the Company Shares and the obligations of the Company to take the other actions required to be taken by the Company in advance of or at the Initial Closing Date are subject to the satisfaction, at or prior to the Initial Closing Date, of each of the following conditions (any of which may be waived by the Company and the Company Shareholders jointly, in whole or in part):

Section 8.1 Accuracy of Representations. The representations and warranties of the Acquiror Company and Acquiror Company Principal Stockholders set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement, and as of the Initial Closing Date, except to the extent a representation or warranty is expressly limited by its terms to another date and without giving effect to any supplemental Schedules.

Section 8.2 Performance by the Acquiror Company. All of the covenants, agreements and obligations that the Acquiror Company and Acquiror Company Principal Stockholders are required to perform or to comply with pursuant to this Agreement (considered collectively), and each of these covenants, agreements and obligations (considered individually), must have been performed and complied with in all respects.

Section 8.3 Certificate of Officer. The Acquiror Company shall have delivered to the Company a certificate, dated the Initial Closing Date, executed by all officers of the Acquiror Company, certifying the satisfaction of the conditions specified in Section 8.1 and Section 8.2 relating to the Acquiror Company.

Section 8.4 Certificate of Acquiror Company Principal Stockholders. The Acquiror Company Principal Stockholders will have delivered to the Company a certificate, dated the Initial Closing Date, executed by the Acquiror Company Principal Stockholders or a duly authorized officer or trustee thereof, certifying the satisfaction of the conditions specified in Section 8.1 and Section 8.2 relating to the Acquiror Company Principal Stockholders.

Section 8.5 Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by the Acquiror Company.

Section 8.6 Legal Opinion. The Acquiror Company’s counsel shall have delivered a legal opinion satisfactory to the Company.

Section 8.7 Reserved.

Section 8.8 Appointment of Officers and Directors. On the Initial Closing Date: (a) Yan Keyan shall have been elected or appointed Chief Executive Officer and director of the Acquiror Company, (b) Stanley Wong shall have been appointed or elected to serve as the Chief Financial Officer and director of the Acquiror Company, and (c) Cory Roberts and Chen Bizhen shall have been appointed or elected to serve as directors of the Acquiror Company. .

Section 8.9 Closing Documents. The Acquiror Company will have delivered the following documents to the Company and/or the Company Shareholders:

(a) share certificates evidencing the Exchange Shares to be issued pursuant to Section 2.3; provided, however that if the Acquiror Company Common Stock is uncertificated, the Acquiror Company may provide evidence that book entry notations representing such Exchange Shares have been made to the Acquiror Company’s books and records;

(b) a Secretary’s Certificate, dated the Initial Closing Date, certifying attached copies of (i) the Organizational Documents of the Acquiror Company; (ii) the resolutions of the Acquiror Company Board approving this Agreement, the other Transaction Documents to which it is a party and the transactions contemplated hereby; (iii) the incumbency of each authorized officer of the Acquiror Company signing this Agreement and any other Transaction Document or agreement or instrument contemplated hereby or thereby to which the Acquiror Company is a party; and (iv) the resolutions accomplishing the elections or appointments contemplated by Section 8.8;

(c) a Certificate of Good Standing of the Acquiror Company from its jurisdiction of incorporation dated a date within thirty (30) calendar days of the Initial Closing Date;

(d) each of the Transaction Documents to which the Acquiror Company is a party, duly executed by the Acquiror Company;

(e) each of the Transaction Documents to which the Acquiror Company Principal Stockholders are a party, duly executed by the Acquiror Company Principal Stockholders;

(f) the resignation of Steele and Jensen as officers and directors and Roberts as an officer of the Acquiror Company; and

(g) a certificate from the Acquiror Company’s Secretary regarding the number of issued and outstanding shares of Acquiror Company Common Stock immediately before and after the Initial Closing of the Share Exchange, and a list of record holders prior to the Share Exchange.

Section 8.10 No Proceedings. There shall not have been commenced or threatened against the Acquiror Company, the Company, the Acquiror Company Principal Stockholders or the Company Shareholders, or against any Affiliate thereof, any Proceeding (which Proceeding remains unresolved as of the date of this Agreement) (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby or by the Transaction Documents, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

Section 8.11 No Claim Regarding Stock Ownership or Consideration. There shall not have been made or threatened by any Person any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of any Acquiror Company Common Stock or any other stock, voting, equity, or ownership interest in, the Acquiror Company or (b) is entitled to all or any portion of the Exchange Shares.

Section 8.12 Reserved.

Section 8.13 Applicable Exemption from Registration under Securities Act. The Company and the Company Shareholders shall be satisfied that the issuance of the Exchange Shares by the Acquiror Company to the Company Shareholders, in connection with the Share Exchange, shall be exempt from registration pursuant to Section 4(2) of the Securities Act or any other applicable exemption therefrom.

Section 8.14 No Bankruptcy Proceedings. No proceeding in which the Acquiror Company shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Acquiror Company or under any United States, state or foreign bankruptcy or insolvency Law.

Section 8.15 No Material Adverse Change. Except for issuances of Equity Securities to the existing holders of the Acquiror Company’s outstanding common stock, there shall not have been any occurrence, event, incident, action, failure to act, or transaction since formation of the Acquiror Company, which has had a Material Adverse Effect on the Acquiror Company.

Section 8.16 Post-Closing Capitalization. Immediately after the Initial Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Acquiror Company, on a fully-diluted basis, shall be as indicated on

Schedule 8.16.

Section 8.17 Reserved.

Section 8.18 Satisfactory Completion of Due Diligence. The Company shall have completed its legal, accounting and business due diligence of the Acquiror Company and the results thereof shall be satisfactory to the Company in its sole and absolute discretion.

Section 8.19 Reserved.

Section 8.20 Releases. The Acquiror Company shall have delivered to the Company a duly executed mutual release by the current directors and officers of the Acquiror Company and the Acquiror Company Principal Stockholders and any other parties listed on

Schedule 8.20.

Section 8.21 Reserved. Section 8.22 Reserved. Section 8.23 Reserved. Section 8.24 Reserved. Section 8.25 Reserved.

Section 8.26 Closing of Financing. The Acquiror Company shall have closed the Financing such that, immediately following the Initial Closing, the aggregate gross proceeds received by the Acquiror Company in connection with the Financing shall be at least US$5,000,000, which such Financing shall be approved by the Acquiror Company’s Board of Directors.

ARTICLE IX
INDEMNIFICATION; REMEDIES

Section 9.1 Survival. Except for the representations and warranties made in Sections 4.4 (Authorization and Validity of this Agreement), Section 4.7 (Capitalization of the Company), Section 4.8 (Capitalization of the Non-PRC Subsidiaries), Section 4.9 (Capitalization of Hongri Fujian), Section 4.24 (Tax Returns), Section 5.4 (Authorization), Section 5.8 (Capitalization) and Section 5.22 (Tax Returns) (collectively the “Specified Representations”), the representations and warranties made by the Acquiror Company, the Acquiror Company Principal Stockholders, the Company Shareholders and the Company contained in this Agreement or in any Transaction Document to which each such Person is a party shall survive for a period of three (3) years following the date hereof. The Specified Representations shall survive until the expiration of the relevant statute of limitations applicable to the matters reference therein. The applicable survival period of the representations and warranties is referred to as the “Applicable Survival Period.” The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations. No party shall have any obligation to provide indemnification for any Losses resulting from a breach of a representation or warranty if a notice of such breach is not submitted to the Indemnifying Party within the Applicable Survival Period. Notwithstanding anything to the contrary contained herein, indemnification claims based on fraud or intentional misrepresentation or failure to comply with the covenants set forth herein shall survive indefinitely.

Section 9.2 Indemnification Obligations in favor of the Executive Officers, Directors, Employees and of Acquiror Company Principal Stockholders. From and after the date hereof and until the expiration of the Applicable Survival Period, the Company and the Company Shareholders shall reimburse, indemnify, and hold harmless the Acquiror Company’s executive officers, directors, employees in office immediately prior to the Initial Closing of the Share Exchange and the Acquiror Company Principal Stockholders (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as an “Acquiror Company Indemnified Party”) against and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any Acquiror Company Indemnified Party, in respect of (i) a real or purported breach of any of the representations and warranties of the Company set forth in this Agreement or any other Transaction Document to which it is a party, or in any certificate delivered by the Company pursuant to this Agreement, (ii) any real or purported breach by the Company of any covenant, obligation or other agreement made by the Company in this Agreement or any other Transaction Document to which it is a party, or and (iii) a third-party claim based on any acts or omissions by the Company or the Company Shareholders or their affiliates, through and including the Initial Closing of the Share Exchange. Notwithstanding anything herein to the contrary, the Company and the Company Shareholders shall have no obligation to indemnify or hold harmless any Acquiror Company Indemnified Party for any Losses based on the diminution in value of the Acquiror Company Common Stock.

Section 9.3 Indemnification Obligation in favor of Acquiror Company, the Company and the Company Shareholders. From and after the Initial Closing Date and until the expiration of the Applicable Survival Period, the Acquiror Company and the Acquiror Company Principal Shareholder shall reimburse, indemnify and hold harmless the Company, the Company Shareholders, and the executive officers, directors, and employees of the Company in office at any time after the Initial Closing of the Share Exchange (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Company Indemnified Party”) against and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any Company Indemnified Party in respect of (i) any real or purported breach of representation or warranty made by the Acquiror Company or the Acquiror Company Principal Stockholders in this Agreement or any other Transaction Document to which it is a party, or in any certificate delivered by the Acquiror Company or the Acquiror Company Principal Stockholders pursuant to this Agreement, (ii) any real or purported breach by the Acquiror Company or the Acquiror Company Principal Stockholders of any covenant, obligation or other agreement made by the Acquiror Company or the Acquiror Company Principal Stockholders in this Agreement or any other Transaction Document to which it is or they are a party, or (iii) a third-party claim based on any acts or omissions by the Acquiror Company or the Acquiror Company Principal Stockholders or their affiliates, through and including the Initial Closing of the Share Exchange. Notwithstanding anything herein to the contrary, the Acquiror Company and the Acquiror Company Principal Stockholders shall have no obligation to indemnify or hold harmless any Company Indemnified Party for any Losses based on the diminution in value of the Acquiror Company Common Stock.

Section 9.4 Indemnification Limitations. Except in the case of fraud or willful misrepresentation in connection with this Agreement, any Transaction Document, or in any certificate or other instrument delivered in connection with this Agreement or the Transaction Documents, for which there shall be no limit to liability for indemnification hereunder, neither the Company Shareholders nor the Acquiror Company Principal Stockholders shall be obligated to indemnify the Company Indemnified Parties or the Acquiror Indemnified Parties, as applicable, pursuant to Section 9.2 or Section 9.3 for any aggregate amount in excess of the value of their respective shares of Acquiror Company Stock held as of immediately following the Initial Closing.

Section 9.5 Indemnification Procedures.

(a) In order for any Acquiror Company Indemnified Party or Company Indemnified Party (collectively, an “Indemnified Party”) to be entitled to any indemnification provided for under this ARTICLE IX of this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification to the party from whom indemnity pursuant to this Agreement is claimed (an “Indemnifying Party”) with reasonable promptness after determining to make such claim. The failure by any Indemnified Party to notify the Indemnifying Party shall not relieve any relevant Indemnifying Party from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the Indemnified Party and the Indemnifying Party shall have been actually prejudiced by such failure. If an indemnifying party does not notify the Indemnified Party within thirty (30) calendar days following actual receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined; provided that the Indemnifying Party shall have thirty (30) calendar days from notice of the final determination of such amount to object to the amount of the claim. If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation or such other means as determined by the parties.

(b) If the claim for indemnification involves a third party claim (a “Third Party Claim”), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

(c) Notwithstanding the provisions of Section 9.5(b), if in the Indemnified Party’s reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (i) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (ii) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

(d) Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party only if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold or delay consent to any settlement or compromise that requires its consent.

(e) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof.

(f) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

(g) The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such Losses.

(h) With respect to any Loss for which an Indemnified Party has made a claim for indemnification against an Indemnifying Party prior to the termination of the Applicable Survival Period in accordance with this Agreement, the Applicable Survival Period for that claim shall be deemed continued until final resolution of such claim for indemnification.

(i) If and to the extent any party is required to provide indemnification hereunder, such indemnifying party shall not have any right of contribution or similar right, or any claim or cause of action against, any other party with respect to such obligation to provide indemnification and the obligation to provide indemnification shall be solely the responsibility and obligation of the Indemnifying Party.

ARTICLE X
COVENANTS

Section 10.1 Preservation of Business. From the date of this Agreement until the Initial Closing Date, each of the Company and the Acquiror Company shall, except as otherwise expressly permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization; (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business; (c) not enter into any transactions or incur any liability, other than (i) in the ordinary course of the Company’s business, or (ii) with respect to Indebtedness of the Company outstanding or contemplated under agreements in existence as of the date of this Agreement (“Existing Indebtedness”); and (d) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect. Without limiting the generality of the foregoing, prior to the Initial Closing Date, neither the Company nor the Acquiror Company will, without the prior written consent of the Company:

(a) amend its Organizational Documents;

(b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any other securities except as contemplated by the Financing;

(c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any of its securities or modify any of the terms of any such securities;

(d) (i) create, incur, assume or permit to exist any Indebtedness (other than with respect to Existing Indebtedness and other than in the Ordinary Course of Business); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(e) enter into any agreement, commitment or contract, except for Acquiror Company Make Good Side Letter, the Acquiror Company Warrant Side Letter Agreement and the Warrant Agreement;

(f) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any contract with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of any amount of assets (other than in the ordinary course of the Company’s business) or securities, (iii) disposition of assets (other than in the ordinary course of the Company’s business) or securities or allowing any Lien thereon (other than with respect to Existing Indebtedness), (iv) merger or consolidation or (v) change in its capitalization;

(g) change any accounting or Tax procedure or practice;

(h) compromise, settle or otherwise modify any claim or litigation; or

(i) commit, promise or agree to do any of the foregoing.

Section 10.2 Continuing Efforts. Each party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the transactions contemplated by this Agreement and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Initial Closing Date with the same effect as if they had been made on the Initial Closing Date.

Section 10.3 Corporate Examinations and Investigations. Prior to the Initial Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of the Company and the Acquiror Company as each party may reasonably request. In order that each party may have the full opportunity to do so, the Company, on the one hand, and the Acquiror Company and the Acquiror Company Principal Stockholders, on the other, shall furnish each party and its representatives during such period with all such information concerning the affairs of the Company or the Acquiror Company as each party or its representatives may reasonably request and cause the Company or the Acquiror Company and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

Section 10.4 Cooperation; Consents. Prior to the Initial Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Share Exchange and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations. If, at any time after the date of this Agreement, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties will take all such lawful and necessary action.

Section 10.5 Blue Sky Laws. The Acquiror Company and the Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities Laws in connection with the issuance of the Exchange Shares in connection with this Agreement.

Section 10.6 Litigation. From the date hereof through the Initial Closing, each party hereto shall promptly notify the representative of the other parties of any Proceedings which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could have a Material Adverse Effect on the Acquiror Company.

Section 10.7 Notice of Default. From the date hereof through the Initial Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

Section 10.8 By-laws. If necessary, the Acquiror Company shall amend its by-laws to permit the election and/or appointment of additional new directors to the Acquiror Company Board as set forth in Section 8.8 hereof.

Section 10.9 Replacement of Lease. .. The lease agreement dated January 4, 2011, between Anhui Feiren Garment Co., Ltd. ("Anhui Feiren") and Mr. Yan Keyan, pursuant to which Anhui Feiren leased factory buildings to Mr. Yan for a term of one year commencing from January 18, 2011, will be replaced by a new lease agreement between Anhui Feiren and Hongri Fujian (or a subsidiary of Hongri Fujian) on substantially similar terms, within sixty (60) days of Initial Closing.

Section 10.10 Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of the Acquiror Company, after the Initial Closing Date, the Acquiror Company Principal Stockholders shall use their commercially reasonable efforts to provide such information available thereto, including information, filings, reports, financial statements or other circumstances of the Acquiror Company occurring, reported or filed prior to the Initial Closing, as may be necessary or required by the Acquiror Company for the preparation of the post-Initial Closing Date reports that the Acquiror Company anticipates filing with the SEC or as may otherwise become necessary.

Section 10.11 No Solicitation. In recognition of the substantial expenditures of time, effort and expense to be incurred by both parties in connection with the activities proceeding toward the execution of the Agreement and the closing of the transactions contemplated herein, the Acquiror Company, the Acquiror Company Principal Stockholders, the Company, and Company Shareholders agree that they will not directly or indirectly submit, solicit, initiate, encourage or discuss any proposal or offer from any third party relating to competing “going public” transaction or “reverse merger” (either as an acquirer or target) or knowingly furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any person to do or seek a competing “going public” or “reverse merger” transaction.

Section 10.12 Exclusivity. Until the Initial Closing, no Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Company or the Acquired Company, or any assets of the Company (including any acquisition structured as a merger, consolidation, share exchange or other business combination), except in the Financing, (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Initial Closing contemplated hereby. Each Party shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. The terms of this Section 10.12 shall not supersede the binding terms of that Letter dated December 22, 2010 by and among the Acquiror Company, the Company and Hongri Fujian.

Section 10.13 Disclosure and Information. Until the Initial Closing, except in connection with the Financing or as required by law, the Acquiror Company and the Acquiror Company Principal Stockholders shall not make, provide or disseminate any written disclosures or other information to any Person concerning the confidential information of the Company without obtaining the prior written approval of the Company (which approval will not be unreasonably withheld, delayed or conditioned). The Acquiror Company shall give the Company and its counsel a reasonable opportunity to review and revise such disclosures and information before providing or disseminating them to any third party, except in connection with the Financing.

Section 10.14 Acquiror Company Side Letters. The Acquiror Company, the Acquiror Company Principal Stockholders, the Company and the Company Shareholders acknowledge that the Acquiror Company has entered into the Acquiror Company Make Good Side Letter and the Acquiror Company Warrant Side Letter in connection with the Financing and that such letter shall be a binding obligation of the Acquiror Company following consummation of the Share Exchange. The parties hereto agree that they will take no action to terminate or materially modify the terms of the Acquiror Company Make Good Side Letter or the Acquiror Company Warrant Side Letter and will take all actions necessary to consummate any portion of the such side letters to be completed following the Initial Closing Date, including, without limitation, holding of board and stockholder meetings, issuance or transfer of shares (or book entry shares), execution of board and shareholder consents and provision of Acquiror Company books and records (subject to customary confidentiality restrictions).

Section 10.15 Financial Advisory Agreement. The Acquiror Company, the Acquiror Company Principal Stockholders, the Company and the Company Shareholders acknowledge that the Company has entered into the Financial Advisory Agreement. The parties hereto agree that such agreement shall be a binding obligation of the Acquiror Company following consummation of the Share Exchange and that upon completion of the Share Exchange and the other transactions contemplated by this Agreement, the Transaction Documents and the Financing Purchase Agreement, Bay Peak (or its designees) will be entitled to receive 600,000 shares of Acquiror Company Common Stock (“Advisor Shares”). The parties hereto agree that they will take no action to terminate or materially modify the terms of the Financial Advisor Agreement and will issue the Advisor Shares to Bay Peak immediately after the Initial Closing.

ARTICLE XI
TERMINATION

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Initial Closing:

(a) by mutual written agreement of the Acquiror Company and the Company;

(b) by either the Acquiror Company or the Company if the Share Exchange shall not have been consummated for any reason by March 15, 2011; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Share Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Acquiror Company or the Company if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Exchange, which order, decree, ruling or other action is final and non-appealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Acquiror Company or the Acquiror Company Principal Stockholders set forth in this Agreement, or if any representation or warranty of the Acquiror Company shall have become materially untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Acquiror Company’s representations and warranties or breach by the Acquiror Company or the Acquiror Company Principal Stockholders is curable by the Acquiror Company or the Acquiror Company Principal Stockholders prior to the Initial Closing Date, then the Company may not terminate this Agreement under this Section 11.1(d) for thirty (30) days after delivery of written notice from the Company to the Acquiror Company and the Acquiror Company Principal Stockholders of such breach, provided the Acquiror Company and the Acquiror Company Principal Stockholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 11.1(d) if they shall have materially breached this Agreement or if such breach by the Acquiror Company or the Acquiror Company Principal Stockholders is cured during such thirty (30) day period);

(e) by the Acquiror Company, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or a Company Shareholder set forth in this Agreement, or if any representation or warranty of the Company or a Company Shareholder shall have become materially untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s or the Company Shareholders’ representations and warranties or breach by the Company or a Company Shareholder is curable by the Company or a Company Shareholder prior to the Initial Closing Date, then the Acquiror Company may not terminate this Agreement under this Section 11.1(e) for thirty (30) days after delivery of written notice from the Acquiror Company to the Company and the Company Shareholders of such breach, provided the Company and the Company Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Acquiror Company may not terminate this Agreement pursuant to this Section 11.1(e) if it shall have materially breached this Agreement or if such breach by the Company or a Company Shareholder is cured during such thirty (30) day period);

(f) by the Acquiror Company, if the results of the due diligence investigation in accordance with Section 7.11 are unsatisfactory and if the Company is unable to remedy, to the satisfaction of the Acquiror Company, any matter objected to prior to the Initial Closing Date, as the Initial Closing Date may be extended by the parties.

(g) by the Company, if the results of the due diligence investigation are unsatisfactory in accordance with Section 8.17 and if the Acquiror Company is unable to remedy, to the satisfaction of the Company, any matter objected to prior to the Initial Closing Date, as the Initial Closing Date may be extended by the parties.

Section 11.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 11.1 above will be effective immediately upon (or, if the termination is pursuant to Section 11.1(d) or Section 11.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 11.1(e), this Agreement shall be of no further force or effect and the Share Exchange shall be abandoned, except as expressly set forth in Article IX and Article XII, each of which shall survive the termination of this Agreement.

ARTICLE XII
GENERAL PROVISIONS

Section 12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

Section 12.2 Public Announcements. Prior to the closing of the Share Exchange, no party shall issue any such press release or otherwise make any public statement, filings or other communications without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other party with prior notice of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other party.

Section 12.3 Confidentiality.

(a) The Acquiror Company, the Acquiror Company Principal Stockholders, the Company Shareholders and the Company will maintain in confidence, and will cause their respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated by this Agreement, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any required filing with the Commission, or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal Proceedings.

(b) In the event that any party is required to disclose any information of another party pursuant to clause (ii) or (iii) of Section 12.3(a), the party requested or required to make the disclosure (the “disclosing party”) shall provide the party that provided such information (the “Providing Party”) with prompt notice of any such requirement so that the Providing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 12.3(b). If, in the absence of a protective order or other remedy or the receipt of a waiver by the Providing Party, the disclosing party is nonetheless, in the opinion of counsel, legally compelled to disclose the information of the Providing Party, the disclosing party may, without liability hereunder, disclose only that portion of the Providing Party’s information which such counsel advises is legally required to be disclosed, provided that the disclosing party exercises its reasonable efforts to preserve the confidentiality of the Providing Party’s information, including, without limitation, by cooperating with the Providing Party to obtain an appropriate protective order or other relief assurance that confidential treatment will be accorded the Providing Party’s information.

(c) If the transactions contemplated by this Agreement are not consummated, each party will return or destroy as much of such confidential written information as the other party may reasonably request.

Section 12.4 Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12.4), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Acquiror Company (prior to closing) or Acquiror Company Principal Stockholders:	With a copy to (which shall not constitute notice) to

Bay Peak 1 Opportunity Corp.	Scudder Law Firm, P.C., L.L.O.
169 Bolsa Avenue	411 S. 13th Street, Suite 200
Mill Valley, CA 94941	Lincoln, NE
Attn.: Cory Roberts, Chief Executive	Attn: Adam Hornung
Officer
Fax No: 402435-4239

If to the Company, Acquiror Company (after closing) or the Company Shareholders:	With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP,
2475 Hanover Street
Palo Alto, CA 94304-1114
Attn: Tom Shoesmith
Fax No.: 415.367.9018
tom.shoesmith@pillsburylaw.com

Section 12.5 Arbitration. Except as otherwise provided herein, any dispute or controversy under this Agreement shall be settled exclusively by arbitration in the City of New York, County of New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction.

Section 12.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement, the Transaction Documents or any other documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement, the Transaction Documents or any other documents referred to in this Agreement.

Section 12.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party against whom the enforcement of such amendment is sought.

Section 12.9 Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties. Except as set forth in Section 9.2 and Section 9.3, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 12.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 12.12 Governing Law. This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

Section 12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of signature pages via facsimile or by e-mail transmission in portable digital format, or similar format, shall constitute effective execution and delivery of this Agreement or any other Transaction Document.

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

BAY PEAK 1 OPPORTUNITY CORP.

By: /s/ Cory Roberts
Name: Cory Roberts
Title: Chief Executive Officer

ACQUIROR COMPANY PRINCIPAL STOCKHOLDERS

/s/ Christopher E. Jensen
Name: Christopher E. Jensen

/s/ Cory Roberts
Name: Cory Roberts

/s/ David Steele
Name: David Steele

[Signature Page to Share Exchange Agreement]

HONGRI INTERNATIONAL HOLDINGS LIMITED

By: Wong Hi Chun Stanley
Name: Wong Hi Chun Stanley
Title: Director

COMPANY SHAREHOLDERS:

/s/ Cheung So Wa
Name: Cheung So Wa

/s/ Chan Sun Keung
Name: Chan Sun Keung

[Signature Page to Share Exchange Agreement]